EXHIBIT 10.1

OFFICE LEASE AGREEMENT

By and Between

FOUR IRVINGTON CENTRE ASSOCIATES, LLC

("Landlord")

and

SUCAMPO PHARMACEUTICALS, INC.

("Tenant")

* * * * * *

Four Irvington Centre 805 King Farm Boulevard Rockville, Maryland

HOLLAND & KNIGHT LLP 800 17th Street, N.W. Suite 1100 Washington, D.C. 20006 (202) 955-3000 (202) 955-5564 (Fax)

35.	ROOFTOP EQUIPMENT.	28

36.	MISCELLANEOUS PROVISIONS.	30

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this "Lease") is made as of the ____ day of _________, 2015 (the "Effective Date"), by and between FOUR IRVINGTON CENTRE ASSOCIATES, LLC, a Maryland limited liability company ("Landlord"), and SUCAMPO PHARMACEUTICALS, INC., a Delaware corporation ("Tenant"), who agree as follows:

1.             BASIC LEASE TERMS.

The following terms shall have the following meanings in this Lease:

a.	Premises:	Approximately 24,244 rentable square feet of office space consisting of a portion of the fifth (5th) floor of the Building (described in Section 1.b., below), as shown as the shaded space on the floor plan attached hereto as Exhibit A

b.	Building:	Four Irvington Centre, located at 805 King Farm Boulevard, Rockville, Maryland (the “Building"). As of the date of this Lease, the Building contains approximately 224,258 rentable square feet of space.

c.	Possession Date:	The Effective Date of this Lease December 1, 2015

	Commencement Date:	December 1, 2015

d.	Term:	Eleven (11) years and seven (7) months from the Commencement Date, unless extended or earlier terminated in accordance with the terms of this Lease

e.	Initial Annual Base Rent*:	$30.50 per rentable square foot $739,442.04 per annum $61,620.17 per month

[*subject to escalation as provided for in this Lease]

f.	Base Year:	Calendar Year 2016

g.	Tenant's Pro Rata Share (Operating Expenses):	10.81%*

	Tenant's Pro Rata Share (Real Estate Taxes):	10.81%*

[*subject to adjustments provided for in this Lease]

h.	Address for Notices:

	To Landlord:	Four Irvington Centre Associates, LLC c/o American Real Estate Partners Management LLC, as Agent 2350 Corporate Park Drive Suite 110 Herndon, Virginia 20171 Attention: Asset Manager

	With a copy to:	Holland & Knight LLP 800 17th Street, N.W. Suite 1100 Washington, D.C. 20006 Attention: David S. Kahn, Esquire

	To Tenant:	At the Premises Attention: Thomas J Knapp, EVP, CLO & Corporate Secretary

i.	Extension Option:	One (1) five (5) year option

j.	Security Deposit:	$61,620.17

2.             PREMISES.

a.             Premises. In consideration of Tenant's agreement to pay Annual Base Rent (hereinafter defined) and Additional Rent (hereinafter defined) and subject to the covenants and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby hires and leases from Landlord, upon the terms and conditions set forth herein, those certain premises described in Section 1.a. hereof and located in the Building (the "Premises"). The Premises are located in the Building. The lease of the Premises to Tenant includes the non-exclusive right, together with other tenants of the Building and members of the public, to use the common public areas of the Building and the land on which the Building is situated (the "Land"), but includes no other rights not specifically set forth. The parties hereto acknowledge that the Building constitutes one of four (4) office buildings owned by Landlord or Landlord's affiliates in the office project known as “Irvington Centre,” the other buildings having street addresses of 700 King Farm Boulevard, 702 King Farm Boulevard and 800 King Farm Boulevard, Rockville, Maryland (collectively, along with the Building, the “Buildings”). For all purposes hereunder, the Buildings, the land on which the Buildings are located and all common areas, roadways and public areas therein or thereon are collectively referred to herein as the “Project.”

b.            Improvements. Landlord shall deliver the Premises to Tenant in its "as-is" condition without any obligation on Landlord's part to (A) undertake any improvements or alterations therein; (B) except for the Improvement Allowance (as defined in the Work Agreement [hereinafter defined]) to be provided by Landlord pursuant to the Work Agreement, pay for, any improvements or alterations therein; or (C) make any representations or warranties regarding the condition of the Premises; provided, however, that as of the Possession Date (hereinafter defined), the Building shall comply with the Base Building Shell Definition attached as Exhibit F hereto. Tenant shall, at Tenant's sole cost and expense, subject to the application of the Improvement Allowance, construct in the Premises the Tenant Improvements (as defined in the Work Agreement) described in the Work Agreement attached hereto as Exhibit B (the "Work Agreement"), in accordance with the terms and conditions of the Work Agreement. The cost of all design, architectural and engineering work, demolition costs, construction costs, construction supervision, contractors’ overhead and profit, licenses and permits, and all other costs and expenses incurred in connection with the Tenant Improvements shall be at Tenant’s sole cost and expense, subject to the application of the Improvement Allowance. Landlord shall disburse the Improvement Allowance as provided in the Work Agreement. All costs incurred with respect to the Tenant Improvements in excess of the Improvement Allowance shall be paid by Tenant as provided in the Work Agreement. Any delay by Tenant in the completion of the Tenant Improvements shall not delay, or otherwise affect, the Possession Date or the Commencement Date.

c.             Occupancy Upon Possession Date. Provided Tenant has delivered to Landlord evidence reasonably satisfactory to Landlord that all insurance required to be carried by Tenant and its contractors hereunder is effective, Tenant shall have access to the Premises immediately upon the occurrence of the Possession Date; provided, however, Tenant shall not be entitled to make any alterations or improvements to the Premises until the Tenant's Plans (as such term is defined in the Work Agreement) have been finally approved by Landlord in accordance with the terms of the Work Agreement. Except for purposes of designing and constructing the Tenant Improvements in accordance with the terms of the Work Agreement and moving Tenant's furniture, fixtures and equipment into the Premises, Tenant shall not be permitted to occupy the Premises for purposes of conducting its business therein or for any other purpose, unless and until Tenant delivers to Landlord a certificate of occupancy and any other approvals required for Tenant's occupancy of the Premises from any governmental authorities having jurisdiction over the Premises, all of which shall be obtained by Tenant at Tenant's sole cost and expense. If Landlord notifies Tenant that the Premises are otherwise available for Tenant to take possession thereof, but Tenant is not permitted to take possession of the Premises because Tenant has failed to deliver to Landlord evidence reasonably satisfactory to Landlord that all insurance required hereunder to be carried by Tenant and its contractor is effective, then (i) Landlord shall be deemed to have tendered possession of the Premises to Tenant, (ii) neither the Possession Date nor the Commencement Date shall be delayed as a result thereof, and (iii) Tenant shall be entitled to access the Premises when such evidence of insurance has been delivered to Landlord.

d.            Tenant Access to Building Risers. In connection with Tenant’s leasing of the Premises, Landlord hereby grants to Tenant, at no additional charge (but subject to such reasonable rules and regulations as may be promulgated by Landlord in writing from time to time, but in any event prior to the installation by Tenant of the Telecom Equipment Cabling [hereinafter defined]), non-exclusive access to the Building risers to install such cabling and wiring (the "Telecom Equipment Cabling") therein as may be necessary for (i) Tenant's use of the Premises for general office purposes and (ii) the connection of Tenant’s Rooftop Equipment (hereinafter defined) to the Premises, provided that Landlord has previously approved plans and specifications prepared by Tenant indicating the locations of such Telecom Equipment Cabling in the Building, and provided further that such Telecom Equipment Cabling (A) does not affect the structure or safety of the Building; (B) does not adversely affect the electrical, mechanical or any other system of the Building or the functioning thereof; and (C) does not interfere in any adverse manner with the operation of the Building or the provision of services or utilities to Tenant or any other tenant of the Building; provided, however, that in no event shall Tenant have the right use any portion of such Building risers which exceeds Tenant's Pro Rata Share (Operating Expenses) thereof. Tenant shall install and maintain the Telecom Equipment Cabling in compliance with all applicable present and future laws, rules and regulations of any local or Federal authority having jurisdiction with respect thereto, including, without limitation, the laws, rules and regulations of the FCC, the City of Rockville, Maryland, the State of Maryland and any other governmental and quasi-governmental authorities having appropriate jurisdiction over the Building or Tenant's use of the Telecom Equipment Cabling. Tenant shall obtain all permits, licenses, variances, authorizations and approvals that may be required in order to install, maintain and remove such Telecom Equipment Cabling. Tenant shall, at its sole cost and expense, be responsible for the insurance and maintenance of the Telecom Equipment Cabling and its compliance with all applicable laws, rules and regulations. Except in the event of the negligence or willful misconduct of Landlord, and subject to the terms of Section 12.d, below, Tenant shall indemnify and save Landlord harmless from and against any and all loss, costs, liabilities, damages, judgments, and expenses (including reasonable attorney’s fees) resulting from the installation, operation and maintenance of the Telecom Equipment Cabling. At the expiration or earlier termination of the Term, Tenant shall, at Tenant’s sole cost and expense, remove the Telecom Equipment Cabling from the Building and repair any damage caused by such removal, reasonable wear and tear excepted.

3.             TERM AND COMMENCEMENT OF TERM. This Lease shall be in full force and effect from the Possession Date. Between the Possession Date and the day immediately preceding the Commencement Date, all of the terms and provisions of this Lease, except for those pertaining to the payment of Annual Base Rent, shall be in full force and effect, and shall apply to Tenant's use and occupancy of the Premises. The term of this Lease (the "Term") shall commence on the Commencement Date and shall expire on June 30, 2027 (the "Lease Expiration Date"), unless otherwise extended or earlier terminated in accordance with the terms hereof. As used herein, the term "Lease Year" means (i) with respect to the first Lease Year, the twelve (12)-month period commencing on the Commencement Date, and (ii) each successive period of twelve (12) calendar months thereafter during the Term.

4.             RENT. Beginning on the Commencement Date, but subject to the terms of Section 4.a(iv), below, Tenant covenants and agrees to pay as Rent (hereinafter defined) for the Premises the following amounts set forth in this Section 4 and as otherwise provided in this Lease. "Additional Rent" shall mean such costs, expenses, charges and other payments to be made by (or on behalf of) Tenant to Landlord (or to a third party if required under this Lease), whether or not the same be designated as such. "Rent" or "rent" shall mean all Annual Base Rent (hereinafter defined) and Additional Rent due hereunder.

a.     Annual Base Rent.

(i)             During each Lease Year, but subject to the terms of Section 4.a(iv), below, Tenant shall pay annual base rent in the amounts set forth immediately below (the "Annual Base Rent"), which amounts shall be payable in equal monthly installments (the "Monthly Base Rent") as set forth immediately below:

Lease Year	Annual Base Rent per RSF	Annual Base Rent	Monthly Base Rent
1	$30.50	$739,442.04	$61,620.17
2	$31.26	$757,867.44	$63,155.62
3	$32.04	$776,777.76	$64,731.48
4	$32.85	$796,415.40	$66,367.95
5	$33.67	$816,295.44	$68,024.62
6	$34.51	$836,660.40	$69,721.70
7	$35.37	$857,510.28	$71,459.19
8	$36.25	$878,844.96	$73,237.08
9	$37.16	$900,907.08	$75,075.59
10	$38.09	$923,454.00	$76,954.50
11	$39.04	$946,485.72	$78,873.81
12	$40.02	$970,244.88*	$80,853.74
[*on an annualized basis]

(ii)            In addition to the payment of Annual Base Rent, Tenant shall be responsible for the payment of Tenant's Pass-Through Costs (hereinafter defined) pursuant to Section 4.b. hereof.

(iii)           All installments of Monthly Base Rent shall be payable in advance, with the first monthly installment due and payable upon execution of this Lease. Monthly Base Rent for any partial month during the Term shall be prorated based upon the number of days in such partial month.

(iv)          Provided that no Event of Default (hereinafter defined) by Tenant then exists, Landlord hereby agrees to abate the Annual Base Rent otherwise due from Tenant for the period commencing on the Commencement Date and ending on June 30, 2017.

b.    Tenant's Pass-Through Costs.

(i)             As used in this Lease:

(1)   "Operating Expenses" shall mean any and all expenses, costs and disbursements (but not specific costs billed to and paid by specific tenants) of every kind and nature incurred by Landlord in connection with the ownership, management, operation, maintenance, servicing and repair of the Building and appurtenances thereto, including, without limitation, the common areas thereof, and the Land, including, but not limited to, employees' wages, salaries, welfare and pension benefits and other fringe benefits; payroll taxes; painting of common areas of the Building; exterminating service; detection and security services; concierge services; sewer rents and charges; premiums for fire and casualty, liability, rent, workmen's compensation, sprinkler, water damage and other insurance;

repairs and maintenance; building supplies; uniforms and dry cleaning; snow and ice prevention and removal; the cost of obtaining and providing electricity, water and other public utilities to all areas of the Building; trash removal; janitorial and cleaning supplies; and janitorial and cleaning services; window cleaning; service contracts for the maintenance of elevators, boilers, HVAC and other mechanical, plumbing and electrical equipment; fees for all licenses and permits required for the ownership and operation of the Building; business license fees and taxes; the rental value of the management office serving the Building, provided, however, that Operating Expenses shall only include the Building's proportionate share of such rental value, which share shall be calculated by multiplying the rental value by a fraction, the numerator of which is the rentable square footage of the Building and the denominator of which is the rentable square footage of all of the buildings being served by such management office; all costs of operating, maintaining and replacing equipment in the health and fitness facility (if any) located in the Building; dues and/or assessments payable with respect to any owner's association having jurisdiction over the Building; sales, use and personal property taxes payable in connection with tangible personal property and services purchased for the management, operation, maintenance, repair, cleaning, safety and administration of the Building; reasonable legal fees; reasonable accounting fees relating to the determination of Operating Expenses and the tenants' share thereof and the preparation of statements required by tenant's leases; management fees, whether or not paid to any person having an interest in or under common ownership with Landlord (provided, however, that such management fees shall not exceed […***…]; purchase and installation of indoor plants in the common areas; and landscaping maintenance and the purchase and replacement of landscaping services, plants and shrubbery. If Landlord makes an expenditure for a capital improvement to the Building (or any portion thereof) by installing energy conservation or labor-saving devices to reduce Operating Expenses (but only to the extent that the cost-savings from any such Permitted Capital Expenditure [hereinafter defined] is equal to or greater than the annual amortized amount of any such Permitted Capital Expenditure), or to comply with any law, ordinance or regulation pertaining to the Building which is first effective after the Effective Date (each, a “Permitted Capital Expenditure”), and if, under generally accepted accounting principles, such expenditure is not a current expense, then the cost thereof shall be amortized over a period equal to the useful life of such improvement, determined in accordance with generally accepted accounting principles, and the amortized costs allocated to each calendar year during the Term, together with an imputed interest amount calculated on the unamortized portion thereof using an interest rate of […***…], shall be treated as an Operating Expense. Operating Expenses shall also include all costs incurred by Landlord pursuant to the terms of any covenants, declarations or similar agreements recorded against the Land on which the Building is located. In the event that any costs with respect to the operation and management of more than one building are allocated among the Building and any other building owned by Landlord, the costs so allocated to the Building shall be included in the calculation of Operating Expenses.

Notwithstanding anything to the contrary contained in this Section 4.b(i)(1), Operating Expenses shall not include (i) costs of capital improvements or capital expenditures, except for Permitted Capital Expenditures; (ii) interest, principal, late charges, prepayment penalties or premiums on any debt owed by Landlord (including any mortgage debt) and depreciation, except as otherwise expressly set forth herein; (iii) legal fees, space planners’ fees, real estate brokers’ leasing commissions and advertising expenses incurred in connection with the leasing of space in the Building; (iv) the cost of any repair, restoration, replacement or other item, to the extent Landlord is actually reimbursed therefor by insurance, warranties, condemnation proceeds or otherwise; (v) any bad debt loss or rent loss; (vi) the cost of all items and services with respect to which Landlord receives reimbursement (excluding reimbursement by way of Pass-Through Costs paid by Tenant or other tenants); (vii) attorneys’ fees, costs and expenses incurred by Landlord in connection with disputes with tenants or prospective tenants of the Building or disputes among Landlord's investors or other investors and the negotiation of leases and other lease-related documents; (viii) costs incurred in connection with the sale, financing, refinancing, mortgaging or sale of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges; (ix) costs incurred in connection with work or services or other benefits that are not offered to Tenant but that are provided to another tenant or occupant of the Building without additional cost; (x) the cost of painting, decorating or renovating a specific tenant's space, or the installation of tenant improvements (including demising walls and public corridors) made for other tenants of the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for prospective tenants, existing tenants or other occupants of the Building (specifically excluding base building improvements and systems and the common areas of the Building), unless such items are similarly provided to, or benefit generally, other tenants in the Building, (xi) costs or expenses of utilities directly metered to tenants of the Building and payable separately by such tenants, (xii) penalties and interest incurred as the result of Landlord's failure to pay any Operating Expenses and/or Real Estate Taxes when due, (xiii) the profit increment paid by Landlord for services to a corporation or entity controlling, controlled by or under common control with Landlord, to the extent the total amount paid by Landlord for such services are not comparable to amounts paid for similar services provided to office buildings located in the I-270 Corridor submarket of comparable age, size, quality and location to the Building (a "Comparable Building") providing services similar to, and to the same level as, those provided for the Building; provided, however, for purposes of this exclusion item, "control" shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity, (xiv) any penalties, fines, damages, late charges or interest incurred as a result of Landlord's violation of any federal, state or local law or regulation, unless the violation results from the act or omission of Tenant, its agents, contractors, employees, subtenants, assignees or invitees, (xv) general overhead, general administrative expenses, accounting, record-keeping and clerical support of Landlord to the extent associated with maintaining the legal entity which constitutes Landlord, (xvi) costs incurred by Landlord for the original construction of the Building, (xvii) reserves (whether for maintenance, repairs, replacements or otherwise); provided, however, the maintenance of such reserves shall not prohibit Landlord from passing

*Confidential Treatment Requested

through to Tenant (as an Operating Expense) items includable in Operating Expenses pursuant to Section 4 of this Lease once such items have been purchased from such reserve or once the expenses covered by such reserve have been incurred; (xviii) costs of sculpture, paintings or other objects of art not typically found in Comparable Buildings; (xix) political, charitable or civic donations; (xx) salaries and fringe benefits of employees above the grade of senior property manager and/or senior building manager (it being expressly understood that Building accountants and Building engineers shall be deemed to be beneath the grade of senior property manager and senior Building manager), except if any such employees above the grade of senior property manager and/or senior building manager is providing services relating the operation, servicing, maintenance and/or repair of the Building; provided, however, that in the case of compensation paid for any such employee above the grade of senior property manager and/or senior building manager that is not assigned exclusively to the Building, Operating Expenses shall include only the portion of their salaries, wages and other personnel costs that Landlord allocates on a reasonable basis to the Building; (xxi) rental payments made under any ground lease, except with respect to any portion thereof relating to the pass-through of any operating costs or real estate taxes incurred by the ground lessor; (xxii) any costs relating exclusively to any retail area of the Building; and (xxiii) costs incurred in connection with the provision of utilities to, and the repair and maintenance of, the Parking Facility (hereinafter defined) to the extent such costs are the obligation of the operator of the Parking Facility or another tenant of the Building.

Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not include in Operating Expenses during any calendar year of the Term that portion of Controllable Expenses (hereinafter defined) during such calendar year which exceeds the Controllable Expenses Cap (hereinafter defined) for such calendar year. As used herein, the term "Controllable Expenses Cap" for (i) calendar year 2016 shall be the aggregate amount of Controllable Expenses incurred in calendar year 2015, and (ii) for each calendar year thereafter shall be an amount equal to […***…] of the actual amount of Controllable Expenses incurred in the immediately preceding calendar year. As used herein, the term “Controllable Expenses” shall mean the all categories of Operating Expenses, except: (1) utility costs; (2) the cost of Landlord’s insurance and insurance deductibles; and (3)   the cost of snow and ice removal and prevention. Notwithstanding the foregoing, the terms of this paragraph shall not preclude Landlord from passing through Controllable Expenses in calendar years following the calendar year in which such Controllable Expenses were incurred if such Controllable Expenses, when added to Controllable Expenses incurred in a subsequent calendar year, do not exceed the Controllable Expenses Cap for any such subsequent calendar year.

(2)   "Real Estate Taxes" shall mean all taxes, assessments and charges levied upon or with respect to the Land (or any portion thereof), the Building, and any improvements adjacent thereto (computed as payable in installments as permitted by law regardless of whether so paid), including, without limitation, vault rents, if any, any tax, fee or excise on rents, on the square footage of the Premises, on the act of entering into this Lease, on the occupancy of Tenant, on account of the rent hereunder or the business of renting space now or hereafter levied or assessed against Landlord by the United States of America or the state, county, city or town in which the Building is located, or any political subdivision, public corporation, district or other political or public entity; and shall also include any other tax to the extent that such tax is imposed in lieu of or in addition to such Real Estate Taxes. Reasonable legal fees, costs and disbursements incurred by Landlord in connection with any proceedings for appeal or reduction of any Real Estate Taxes shall also be considered Real Estate Taxes for the year in question. In the event that Real Estate Taxes for the Land and the Building are not separately assessed, Landlord shall allocate to the Land and the Building the portion of the total Real Estate Tax assessment that fairly represents the relative values of all properties that have been assessed together. Real Estate Taxes shall not include (i) gift taxes, franchise taxes, estate taxes, inheritance taxes or any other tax based upon the net income of Landlord, or any transfer taxes or recordation taxes payable in connection with the sale and transfer of Landlord’s interest in the Building and (ii) interest and penalties incurred by Landlord as a result of Landlord's failure to timely make payments of Real Estate Taxes when due; provided, however, interest, penalties and/or attorneys’ fees incurred by Landlord in connection with Landlord's good faith appeal or contest of Real Estate Taxes shall be included in Real Estate Taxes.

(3)   "Tenant's Pro Rata Share (Operating Expenses)," as of the date hereof, shall be as provided in Section 1.g., representing the ratio that the rentable area of the Premises bears to the total rentable area of office space in the Building. If either the rentable area of the Premises or the total rentable area of the Building, shall be increased or decreased, as reasonably determined by Landlord, Tenant's Pro Rata Share (Operating Expenses) shall be adjusted accordingly.

(4)   "Tenant's Pro Rata Share (Real Estate Taxes)," as of the date hereof, shall be as provided in Section 1.g., representing the ratio that the rentable area of the Premises bears to the total rentable area of the Building. If either the rentable area of the Premises or the total rentable area of the Building, shall be increased or decreased, as reasonably determined by Landlord, Tenant's Pro Rata Share (Real Estate Taxes) shall be adjusted accordingly.

(5) "Base Year" means calendar year 2016.

(ii)            If, in any calendar year during the Term, the total amount of Operating Expenses for the Building exceed the amount of Operating Expenses in the Base Year, then Tenant shall pay to Landlord, as Additional Rent, an amount which is the product of (1) the amount of such increase in Operating Expenses, multiplied by (2) Tenant's Pro Rata Share (Operating Expenses). Tenant's Pro Rata Share (Operating Expenses) of increases in Operating Expenses for any partial calendar year during the Term shall be determined by multiplying the amount of Tenant's Pro Rata Share (Operating Expenses) of increases in Operating Expenses for the full calendar year by a fraction, the numerator of which is the

*Confidential Treatment Requested

number of days during such calendar year falling within the Term and the denominator of which is three hundred sixty-five (365). If in any calendar year during the Term, the amount of Real Estate Taxes exceeds the amount of Real Estate Taxes for the Base Year, then Tenant shall pay, as Additional Rent, an amount which is the product of (x) the amount of such increase in Real Estate Taxes, multiplied by

(y) Tenant's Pro Rata Share (Real Estate Taxes). Tenant's Pro Rata Share (Real Estate Taxes) of increases in Real Estate Taxes for any partial calendar year during the Term shall be determined by multiplying the amount of Tenant's Pro Rata Share (Real Estate Taxes) of increases in Real Estate Taxes for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Term and the denominator of which is three hundred sixty-five (365).

(iii)           If at any time during the Base Year, or during any subsequent calendar year ("Subsequent Year"), less than ninety-five percent (95%) of the total rentable square feet of office space in the Building is occupied by tenants, the amount of Operating Expenses for the Base Year, or for any such Subsequent Year, as the case may be, shall be deemed to be the amount of Operating Expenses as reasonably estimated by Landlord that would have been incurred if the percentage of occupancy of the Building during the Base Year or any such Subsequent Year was ninety-five percent (95%). If at any time during any calendar year, any part of the Building is leased to a tenant (hereinafter referred to as a "Special Tenant") who, in accordance with the terms of its lease, provides its own utilities, cleaning or janitorial services or other services or is not otherwise required to pay a share of Operating Expenses in accordance with the methodology set forth in this Section 4.b., and Landlord does not incur the cost of such services, Operating Expenses for such calendar year shall be increased by the additional costs for cleaning and janitorial services and such other applicable expenses as reasonably estimated by Landlord that would have been incurred by Landlord if Landlord had furnished and paid for cleaning and janitorial services and such other services for the space occupied by the Special Tenant, or if Landlord had included such costs in "operating expenses" as defined in the Special Tenant's lease.

(iv)          During the month of December, 2016 (or as soon thereafter as is reasonably practicable), and thereafter during the month of December of each Lease Year (or as soon thereafter as is reasonably practicable), Landlord shall use reasonable efforts to furnish to Tenant a statement of Landlord's estimate of Tenant's Pass-Through Costs for the next calendar year (“Landlord’s Estimate”). "Tenant's Pass-Through Costs" shall be an amount equal to the sum of (1) Tenant's Pro Rata Share (Operating Expenses) multiplied by the difference between Operating Expenses incurred during any calendar year during the Term, and Operating Expenses incurred in the Base Year; plus (2) Tenant's Pro Rata Share (Real Estate Taxes) multiplied by the difference between Real Estate Taxes for any calendar year during the Term and Real Estate Taxes incurred during the Base Year. Such statement shall show the amount of Tenant's Pass-Through Costs, if any, payable by Tenant for such calendar year pursuant to this Section 4.b. on the basis of Landlord's Estimate. Commencing on July 1, 2017, and continuing on each monthly rent payment date thereafter until further adjustment pursuant to this Section 4.b.(iv), Tenant shall pay to Landlord one-twelfth (1/12) of the amount of Landlord’s Estimate. Within one hundred twenty (120) days after the expiration of each calendar year during the Term (or as soon thereafter as is reasonably practicable), Landlord shall furnish to Tenant a statement (the "Expense Statement") showing the actual Operating Expenses and Real Estate Taxes for such calendar year. The Expense Statement shall be conclusive and binding on Tenant, unless objected to in writing by Tenant within […***…] following Tenant's receipt thereof. In case of an underpayment, Tenant shall, within […***…] after the receipt of such statement, pay to Landlord an amount equal to such underpayment. In case of an overpayment, Landlord shall credit the next monthly rental payment by Tenant with an amount equal to such overpayment. Additionally, if this Lease shall have expired, Landlord shall apply such excess against any sums due […***…] from Tenant to Landlord and shall refund any remainder to Tenant within […***…] after the expiration of the Term, or as soon thereafter as possible. Notwithstanding the foregoing, if Landlord’s Estimate for a calendar year exceeds […***…] of Landlord’s Estimate for the immediately preceding calendar year, Tenant’s monthly payment to Landlord of such estimated Tenant’s Pass-Though Costs for such calendar year shall be capped at […***…] of Landlord’s Estimate for the immediately preceding calendar year; provided, however, that Tenant shall pay to Landlord, on or before December 31st of such calendar year (or on or before the expiration of the Term with respect to the final calendar year of the Term), the balance of Landlord’s Estimate for such calendar year.

(v)           Tenant shall be entitled to the following audit right with respect to an Expense Statement delivered by Landlord. Such audit right shall be exercisable by Tenant providing Landlord with written notice of Tenant's exercise of such audit right within […***…] days of Tenant's receipt of such Expense Statement, time being of the essence. Tenant's notice shall contain a statement of Tenant's reasonable objections to such Expense Statement. If, within […***…] days after Landlord's receipt of Tenant's written notice, Landlord and Tenant are unable to resolve Tenant's objections, then, not later than […***…] after the expiration of such […***…] day period, Tenant shall deliver to Landlord written notice (the "Audit Notice") that it wishes to employ on an hourly rate or lump-sum (and not a contingency fee) basis an independent certified public accounting firm approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) to inspect and audit Landlord's books and records at the Building relating to the objections raised in Tenant's notice. Tenant shall deliver to Landlord a confidentiality and nondisclosure agreement reasonably satisfactory to Landlord executed by Tenant and such accounting firm, and provide Landlord not less than […***…] notice of the date on which the accounting firm desires to examine Landlord's books and records at the Building during regular business hours; provided, however, that such date shall be between […***…] days after Tenant delivers to Landlord the Audit Notice. Such audit shall be limited to a determination of whether Landlord calculated the Expense Statement in accordance with the terms and conditions of this Lease. All costs and expenses of any such audit shall be paid by Tenant, except as otherwise expressly set forth herein. Tenant shall be entitled to exercise its

*Confidential Treatment Requested

right to audit pursuant to this Section 4.b(v) in strict accordance with the foregoing procedures and each such audit shall relate only to the calendar year covered by the Expense Statement, provided, however, that (A) if Tenant elects to audit the Expense Statement relating to the Operating Expenses incurred during calendar year 2017 or 2018, then Tenant shall also be entitled, pursuant to the terms of this Section 4.b(v), to simultaneously audit Operating Expenses incurred in the Base Year and (B) if during any audit conducted by Tenant pursuant to this Section 4.b(v) an error is found in the applicable Expense Statement, and it is reasonable to expect that the same error will appear in Expense Statements for prior calendar years, then, Tenant shall have the right, in accordance with the terms of this Section 4.b(v), to cause Tenant’s auditor to review Landlord’s books and records with respect to the Expense Statements relating to the immediately preceding two (2) calendar years solely to determine if such error occurred with respect to such calendar years. As a condition precedent to exercising its audit rights, Tenant shall pay to Landlord all monies which Landlord claims are owing by Tenant, as shown on the Expense Statement. Tenant shall provide Landlord with a copy of all audits conducted pursuant to the terms of this Section 4.b(v) within […***…] after Tenant receives any such audit from Tenant's accountant. If Landlord and Tenant are not able to resolve any such dispute with respect to the Expense Statement under audit within […***…] after Landlord's receipt of a copy of the audit, the dispute shall be submitted to binding expedited arbitration under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"), and in particular, the Expedited Procedures provisions (Rules 53 through 57 in the January 1, 1993, edition) of such AAA Rules. If such expedited arbitration is used, then (i) the arbitrator shall be a licensed certified public accountant with at least ten (10) years' experience in accounting for the operations of Comparable Buildings, (ii) Landlord or Tenant shall have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Rule 54, (iii) the first hearing shall be held within seven (7) business days after the appointment of the arbitrator, and (iv) the standards applied by the arbitrator to resolve such dispute shall be the same standards which would be applied by a court of competent jurisdiction. The losing party in such arbitration (as determined by the arbitrator) shall pay the arbitration costs charged by the AAA and/or the arbitrator. If, upon a final resolution of any dispute between Landlord and Tenant regarding an Expense Statement (1) Tenant is entitled to a refund of the amount paid by Tenant for Tenant's Pass-Through Costs for the calendar year under audit because such Expense Statement overstated the amounts to which Landlord was entitled hereunder, Landlord shall credit the next monthly rental payment(s) by Tenant with an amount equal to such refund or (2) Tenant is found to have underpaid Tenant's Pass-Through Costs, Tenant shall pay to Landlord an amount equal to such underpayment within […***…]. Notwithstanding anything contained in this Section 4.b(v) to the contrary, if, upon such final resolution of any dispute between Landlord and Tenant regarding an Expense Statement it is determined that a demonstrated error was made in the audited Expense Statement and as a result of such error the amount of Operating Expenses were overstated by more than four percent (4%), Landlord shall, within […***…] after receipt of an invoice therefor, reimburse Tenant for Tenant's reasonable out-of-pocket costs and expenses incurred in connection with the audit of such Expense Statement, but in no event more than Five Thousand Dollars ($5,000.00).

(vi)          All monies received from Tenant as Tenant's Pass-Through Costs shall be received by Landlord to pay Operating Expenses and Real Estate Taxes of the Building and the Land. Notwithstanding the foregoing, Landlord shall have the right to commingle Tenant's Pass-Through Costs with other funds collected by Landlord.

(vii)         Tenant's obligation to pay Tenant's Pass-Through Costs pursuant to the provisions of this Section 4.c. shall survive the expiration or other termination of this Lease with respect to any period during the Term hereof and with respect to any holdover period of occupancy following the expiration of the Term.

(viii)        Notwithstanding anything contained in this Section 4.b. to the contrary, Landlord reserves the right, at any time in the future, to aggregate some or all of the Operating Expenses and/or Real Estate Taxes with the expenses and/or taxes, respectively, incurred in connection with the operation of all the Buildings in the Project, in which event Tenant’s Pro Rata Share (Operating Expenses) and/or Tenant's Pro Rate Share (Real Estate Taxes), as applicable, shall be adjusted accordingly by Landlord.

c.     Payment of Rent. All Rent shall be paid in lawful money of the United States of America without deduction, diminution, set-off, counterclaim or prior notice or demand, at the office of Landlord as provided in Section 1.i. hereof or at such other place as Landlord may hereafter designate in writing, on the first day of every calendar month during the Term. All such payments shall be made by good checks payable to Landlord or such other person, firm or corporation as Landlord may hereafter designate in writing. No payment by Tenant or receipt and acceptance by Landlord of a lesser amount than the Monthly Base Rent or Additional Rent shall be deemed to be other than partial payment of the full amount then due and payable; nor shall any endorsement or statement on any check or any letter accompanying any check, payment of Rent or other payment, be deemed an accord and satisfaction; and Landlord may accept, but is not obligated to accept, such partial payment without prejudice to the Landlord's right to recover the balance due and payable or to pursue any other remedy provided in this Lease or by law. If Landlord shall at any time or times accept Rent after it becomes due and payable, such acceptance shall not excuse a subsequent delay or constitute a waiver of Landlord's rights hereunder. Any Rent owed by Tenant to Landlord, including, without limitation, Annual Base Rent, Additional Rent, Tenant's Pass- Through Costs and Late Charges, which is not paid within five (5) business days after the date such payment is due shall bear interest from the due date at a rate equal to the prime rate on corporate loans quoted in the Wall Street Journal (the "Prime Rate") plus two percent (2%); provided that Landlord shall waive such interest with respect to Tenant’s first failure to timely pay any such Rent in any consecutive period of twelve (12) months if Tenant pays the amount of Rent due within five (5) business days after Landlord sends written notice of such failure to Tenant. In addition, if any amount of Rent required to be

*Confidential Treatment Requested

paid by Tenant to Landlord under the terms of this Lease is not paid within five (5) business days after the date such payment is due, then in addition to paying the amount of Rent then due, Tenant shall pay to Landlord a late charge (the "Late Charge") equal to five percent (5%) of the amount of Rent then required to be paid; provided that Landlord shall waive the first Late Charge in any consecutive period of twelve (12) months if Tenant pays the amount of Rent due within five (5) business days after Landlord sends written notice of such failure to Tenant. Payment of such Late Charge will not excuse the untimely payment of Rent. In the event Tenant makes any payment of Rent by check and said check is returned by the bank unpaid, Tenant shall pay to Landlord the sum of One Hundred Dollars ($100.00) to cover the costs and expenses of processing the returned check, in addition to the Rent payment and any other charges provided for herein. Any interest, Late Charge and other amounts charged hereunder shall constitute Additional Rent.

5.	SECURITY DEPOSIT.

a.     Landlord acknowledges receipt from Tenant of a security deposit in the amount set forth in Section 1.j. hereof (the "Security Deposit") to be held by Landlord during the Term as collateral security (and not prepaid rent), for the payment of Annual Base Rent and Additional Rent and for the faithful performance by Tenant of all other covenants, conditions and agreements of this Lease. Landlord shall not be obligated to hold the Security Deposit in a separate account. The Security Deposit shall not earn interest. If any sum payable by Tenant to Landlord shall be overdue and unpaid, or if Landlord makes any payments on behalf of Tenant, or if Tenant fails to perform any of the terms of this Lease, then Landlord, at its option and without prejudice to any other remedy which Landlord may have, may apply all or part of the Security Deposit to compensate Landlord for the payment of Annual Base Rent or Additional Rent, or any loss or damage sustained by Landlord. Tenant shall restore the Security Deposit to the original sum deposited within ten (10) business days after Landlord’s demand therefor. Provided that Tenant shall have made all payments and performed all covenants and agreements of this Lease, Landlord shall return the Security Deposit to Tenant (except to the extent of any portion of the Security Deposit which has been applied by Landlord and not restored by Tenant) within forty-five (45) days after the expiration of this Lease or the vacation of the Premises by Tenant, whichever is later.

b.    In the event of the sale or transfer of Landlord's interest in the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser or assignee, in which event Tenant shall look only to the new landlord for the return of the Security Deposit, and Landlord shall thereupon be released from all liability to Tenant for the return of the Security Deposit. Tenant hereby agrees not to look to the mortgagee, as mortgagee, mortgagee in possession, or successor in title to the property, for accountability for any security deposit required by the Landlord hereunder, unless said sums have actually been received by said mortgagee as security for Tenant's performance of this Lease. In the event of any permitted assignment of Tenant's interest in this Lease, the Security Deposit may, at Landlord's sole option, be held by Landlord as a deposit made by the assignee, and Landlord shall have no further liability to Tenant with respect to the return of the Security Deposit.

6.	USE.

a.     Tenant covenants with Landlord not to use the Premises for any purpose other than general office use for the conduct of Tenant's business. Tenant shall not use the Premises or allow the Premises to be used for any other purpose without the prior written consent of the Landlord. Tenant, at Tenant's expense, shall comply with all laws, codes, rules, orders, ordinances, directions, regulation, and requirements of federal, state, county, and municipal authorities, now in force or which may hereafter be in force, which shall impose any duty upon Landlord or Tenant with respect to the condition, maintenance, use, occupation, operation or alteration of the Premises, or the conduct of Tenant's business therein, including, without limitation, the Americans With Disabilities Act, as amended (the “ADA”), and all applicable zoning, recycling and environmental laws and regulations. Tenant hereby agrees to indemnify and hold harmless Landlord and its agents, officers, directors and employees from and against any cost, damage, claim, liability and expense (including reasonable attorneys' fees) resulting from claims or suits brought by third parties against Landlord, its agents, officers, directors and employees alleging or relating to the failure of the Premises to comply with the terms of the Americans With Disabilities Act, as amended, or any other law or regulation applicable to the Premises and/or its occupancy by Tenant. Tenant shall not use or permit the Premises or any part thereof to be used in any manner that constitutes waste, nuisance or unreasonable disturbances to other tenants of the Building or for any disorderly, unlawful or hazardous purpose and will not store or maintain therein any hazardous, toxic or highly combustible items other than usual and customary office supplies intended for Tenant's use and in such event, only in such amounts as permitted by applicable law. Tenant covenants not to change Tenant's use of the Premises without the prior written approval of Landlord.

b.    Tenant shall not put the Premises to any use, the effect of which use is reasonably likely to cause cancellation of any insurance covering the Premises or the Building, or an increase in the premium rates for such insurance. In the event that Tenant performs or commits any act, the effect of which is to raise the premium rates for such insurance, and Tenant fails to discontinue such act and/or cure any activity which caused such increased premium within five (5) business days after receipt of written notice from Landlord, Tenant shall pay Landlord the amount of the additional premium, as Additional Rent payable by Tenant within thirty (30) days after written demand therefor by Landlord. The Premises shall not be used for any illegal purpose or in violation of any regulation of any governmental body or the regulations or directives of Landlord's insurance carriers, or in any manner which interferes with the quiet enjoyment of any other tenant of the Building. Tenant will not install or operate in the Premises any electrical or other equipment, other than such equipment as is commonly used in state-of-the-art offices (specifically excluding mainframe computers), without first obtaining the prior written consent of Landlord, who may condition such consent upon the payment by Tenant of Additional Rent in compensation for excess consumption of water, electricity and/or other utilities, excess wiring and other similar requirements, and any changes, replacements or additions to any base building system, as may be occasioned by the operation of said equipment or machinery. All voice, data, video, audio, and other low- voltage control transport system cabling and/or cable bundles installed in the Building shall be installed and maintained in accordance with applicable law and shall be labeled with the Tenant’s name and origination and destination points. The routing plan shall be available to Landlord and its agents at the Building upon request.

c.     Tenant agrees to maintain the Premises, the Tenant Improvements and Alterations (hereinafter defined) therein, in good order, repair and condition during the Term at Tenant's sole cost and expense, and Tenant will, at the expiration or other termination of the Term, surrender and deliver the same and all keys, locks and other fixtures connected therewith (excepting only Tenant's personal property) in good order, repair and condition, as the same shall be at the Commencement Date, except as repaired, rebuilt, restored, altered or added to pursuant to this Lease, and except for ordinary wear and tear. Except as otherwise expressly set forth in this Lease, Landlord shall have no obligation to Tenant to make any repairs in or to the Premises or the Tenant Improvements or any Alterations. Any and all damage or injury to the Premises, the Building or the Land caused by Tenant, or by any employee, agent, contractor, assignee, subtenant, invitee or customer of Tenant shall be promptly reported to Landlord. All such damage or injury shall be repaired at Tenant's sole cost, with Tenant repairing same with respect to the Premises and Landlord repairing same with respect to the Land and other portions of the Building. Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in connection with any such repair undertaking by Landlord as Additional Rent within thirty (30) days after Tenant receives Landlord's invoice of such costs.

d.    Tenant shall not place a load upon the floor of the Premises exceeding the designated floor load capacity of the Building (e.g. 100 pounds per square foot: 80 pounds per square foot, live load, and 20 pounds per square foot, dead load) without Landlord's prior written consent. Business machines, mechanical equipment and materials belonging to Tenant which cause vibration, noise, cold, heat or fumes that may be transmitted to the Building or to any other leased space therein to such a degree as to be objectionable to Landlord or to any other tenant in the Building shall be placed, maintained, isolated, stored and/or vented by Tenant at its sole expense so as to absorb and prevent such vibration, noise, cold, heat or fumes.

7.	ASSIGNMENT AND SUBLETTING.

a.     Tenant shall not, without the prior written consent of Landlord (which consent shall be granted or withheld by Landlord in accordance with the terms of this Section 7) in each instance:

(i)  assign or otherwise transfer this Lease or any of Tenant's rights hereunder, (ii) sublet the Premises or any part thereof, or permit the use of the Premises or any part thereof by any persons other than Tenant or its employees, agent and invitees, or (iii) permit the assignment or other transfer of this Lease or any of Tenant's rights hereunder by operation of law. Landlord's consent to a proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed, provided Landlord determines that the proposed assignee or subtenant (A) is of a type and quality consistent with the first-class nature of the Building, (B) has the financial capacity and creditworthiness to undertake and perform the obligations of this Lease or the sublease, (C) is not a party by whom any suit or action could be defended on the ground of sovereign immunity or diplomatic immunity and (D) will not impose any additional material burden upon Landlord in the operation of the Building (to an extent greater than the burden to which Landlord would have been had Tenant continued to use such part of the Premises). In addition, the following conditions must be satisfied at the time Tenant requests Landlord's consent to an assignment or sublease:

(1)   no Event of Default exists and no event has occurred which, with notice and/or the passage of time, would constitute an Event of Default if not cured within the time, including any applicable grace period, specified herein;

(2)   Landlord receives at least thirty (30) days prior written notice of Tenant's intention to assign this Lease or sublet any portion of the Premises;

(3)   the proposed use of the Premises will not violate any written agreement affecting the Premises or the Building;

(4)   Tenant submits to Landlord at least thirty (30) days prior to the proposed date of subletting or assignment whatever information Landlord reasonably requests in order to permit Landlord to make a judgment on the proposed subletting or assignment, including, without limitation, the name, business experience, financial history, net worth and business references of the proposed assignee or subtenant (and each of its principals), an in-depth description of the transaction, and the consideration delivered to Tenant for the assignment or sublease;

(5)   the proposed assignee or subtenant is not a tenant of the Building or a prospective tenant who, within the six (6) months prior to Tenant's request, has sent a written proposal to Landlord or its brokers or agents, or has received from Landlord or Landlord’s brokers or agents a written proposal, about the possibility of leasing space in the Building; and

(6)   Tenant has paid to Landlord an administrative fee in the amount of Five Hundred Dollars ($500.00) which shall be retained by Landlord whether or not such consent is granted.

b.    All proposed subleases and assignments shall be on Landlord's approved form of sublease or assignment, whichever is applicable. The consent by Landlord to any assignment, transfer or subletting to any person or entity shall not be construed as a waiver or release of Tenant from any provision of this Lease, unless expressly agreed to in writing by Landlord (it being understood that Tenant shall remain primarily liable as a principal and not as a guarantor or surety), nor shall the collection or acceptance of rent from any such assignee, transferee, subtenant or occupant constitute a waiver or release of Tenant from any such provision. No consent by Landlord to any such assignment, transfer or subletting in any one instance shall constitute a waiver of the necessity for such consent in a subsequent instance.

c.     In the event that Tenant assigns this Lease or sublets all or any portion of the Premises, Tenant shall pay to Landlord, as Additional Rent, the difference between (i) all sums paid to Tenant or its agent by or on behalf of such assignee or subtenant under the assignment or sublease after deducting Tenant’s reasonable, actual expenses of obtaining such assignment or subleasing, including, but not limited to, brokerage commissions, tenant improvement or other allowances or concessions granted and actually paid out by Tenant, advertising and marketing costs incurred, and legal fees (with all such expenses amortized on a straight-line basis over the term of the proposed sublease or over the term of the assignment), and (ii) the Annual Base Rent and Additional Rent paid by Tenant under this Lease and attributable to the portion of the Premises assigned or sublet.

d.    For purposes of this Section 7, a transfer, conveyance, grant or pledge, directly or indirectly, in one or more transactions, of an interest in Tenant (whether stock, partnership interest or other form of ownership or control, or the issuance of new interests) by which an aggregate of fifty percent (50%) or more of the beneficial interest in Tenant shall be vested in a party or parties who are not holders of such interest(s) as of the date hereof) shall be deemed an assignment of this Lease; provided, however, that the terms of this Section 7.d shall not apply to any corporation, all of the outstanding voting stock of which is listed on a national securities exchange as defined in the Securities Exchange Act of 1934. The merger or consolidation of Tenant into or with any other entity, the sale of all or substantially all of Tenant's assets, or the dissolution of Tenant shall each be deemed to be an assignment within the meaning of this Section.

e.     Any assignment or subletting not in conformance with the terms of this Lease shall be void ab initio and shall, subject to the provisions of Section 16, constitute an Event of Default under the Lease.

f.      Upon receipt of the notice referred to in Section 7.a.(2), above, Landlord may, at its option, in lieu of approving or rejecting the proposed assignment or subletting, exercise all or any of the following rights by written notice to Tenant of Landlord's intent to do so within fifteen (15) business days of Landlord's receipt of Tenant's notice:

(i)             with respect to a proposed assignment of this Lease, the right to terminate this Lease on the effective date of proposed assignment as though it were the Lease Expiration Date;

(ii)            with respect to a proposed sublease of the entire Premises, the right to terminate this Lease on the effective date of the sublease as though it were the Lease Expiration Date;

(iii)           with respect to a proposed sublease of less than the entire Premises, the right to terminate this Lease as to the portion of the Premises affected by such sublease on the effective date of the sublease, as though it were the Lease Expiration Date, in which case Tenant shall execute and deliver to Landlord an appropriate modification of this Lease, in form satisfactory to Landlord in all respects within ten (10) days of Landlord's notice of partial termination, which modification of this Lease shall provide that the number of rentable square feet of the Premises shall be decreased by, and the Monthly Base Rent and Additional Rent payable by Tenant hereunder shall be adjusted in proportion to, the number of rentable square feet of the Premises affected by such termination, as determined by Landlord, and Landlord and Tenant shall each pay fifty percent (50%) of any costs and expenses incurred in demising the portion of the Premises so terminated; or

(iv)          with respect to a proposed sublease for less than the balance of the Term, the right to sublet the portion of the Premises from Tenant upon the same terms and conditions (including Annual Base Rent and Additional Rent) set forth in this Lease for the term of the proposed sublease.

g.    If Landlord exercises any of its options under Section 7.f., above, Landlord may then lease (or sublease) the Premises or any portion thereof to Tenant's proposed assignee or subtenant, as the case may be, without any liability whatsoever to Tenant.

h.    In addition to the administrative fee described in Section 7.a.(7), above, Tenant shall reimburse Landlord for its reasonable attorneys' fees and other reasonable third party expenses incurred in reviewing any requested sublease or assignment, whether or not Landlord’s consent is granted; provided, however, that such expenses and fees shall not exceed […***…] in the aggregate. Tenant shall not collaterally assign, mortgage, pledge, hypothecate or otherwise encumber this Lease or any of Tenant's rights hereunder without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.

i.      Notwithstanding any consent by Landlord to an assignment or subletting, Tenant shall remain primarily liable for the performance of all covenants and obligations contained in this Lease. Each approved assignee or subtenant shall also automatically become liable for the obligations of Tenant

*Confidential Treatment Requested

hereunder. Landlord shall be permitted to enforce the provisions of this Lease directly against Tenant and/or against any assignee or sublessee without proceeding in any way against any other person. In the event that an Event of Default occurs hereunder, Tenant hereby assigns to Landlord the rent due from any subtenant and hereby authorizes each such subtenant to pay said rent directly to Landlord. Nothing in this Section 7, however, shall result in any obligation of Landlord to any subtenant of Tenant. Collection or acceptance of Annual Base Rent or Additional Rent from any such assignee, subtenant or occupant shall not constitute a waiver or release of Tenant from the terms of any covenant or obligation contained in this Lease, nor shall such collection or acceptance in any way be construed to relieve Tenant from obtaining the prior written consent of Landlord to such assignment or subletting or any subsequent assignment or subletting.

j.      Notwithstanding anything to the contrary contained in this Section 7, Tenant shall have the right, without Landlord's consent, but with at least thirty (30) days' prior written notice (the "Affiliate Transfer Notice"), to assign this Lease or sublease all or a portion of the Premises to a Qualified Tenant Affiliate (hereinafter defined), provided, that (x) the proposed assignee will use the Premises solely for general office use, and (y) no Event of Default exists hereunder. A "Qualified Tenant Affiliate" shall mean a corporation or other business entity which (i) shall control, be controlled by or be under common control with Tenant or which results from a merger with Tenant or which acquires all or substantially all of the business and assets of Tenant, (ii) is of a type and quality consistent with the first-class nature of the Building, (iii) has the financial capacity and creditworthiness to undertake and perform the obligations of this Lease (or has the financial capacity and creditworthiness to undertake and perform the obligations of the sublease, as applicable), (iv) is not a party by whom any suit or action could be defended on the ground of sovereign immunity; and (v) in the case of a merger or acquisition, has a net worth and general creditworthiness immediately after such merger or acquisition at least equal to the net worth and general creditworthiness of Tenant as of the date of this Lease. For purposes of the immediately preceding sentence, "control" shall be deemed to be ownership of more than fifty percent (50%) of the legal and equitable interest of the controlled corporation or other business entity. In the event of any assignment to a Qualified Tenant Affiliate, Tenant shall remain fully liable to perform the obligations of the Tenant under this Lease, such obligations to be joint and several with the obligations of the Qualified Tenant Affiliate as tenant under this Lease.

8.	IMPROVEMENTS AND FIXTURES.

a.     Tenant shall neither make nor allow any alterations, decorations, replacements, changes, additions or improvements (collectively referred to as "Alterations") to the Premises or any part thereof that will or may adversely affect the mechanical, electrical, plumbing, HVAC or other systems or will or may affect the exterior or structure of the Building, without the prior written consent of Landlord, which may be withheld by Landlord in its sole discretion. Tenant shall not make or allow any other kind of Alterations to the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All of such Alterations, structural or otherwise, must conform to (i) the Construction Rules and Regulations (hereinafter defined); and (ii) such other written rules and regulations as are established from time to time by Landlord. All Alterations must be performed in a good and workmanlike manner, must comply with all applicable building codes, laws and regulations (including, without limitation, the Americans With Disabilities Act, as amended), and shall otherwise be constructed in strict accordance with the terms and conditions of this Section 8. Prior to undertaking any Alterations in the Premises, Tenant shall furnish to Landlord duplicate original policies or certificates thereof of worker's compensation insurance (covering all persons to be employed by Tenant, and Tenant's contractors and subcontractors in connection with such Alteration), builder's all-risk insurance, and comprehensive public liability insurance (including property damage coverage) in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord and its agents, and any mortgagee as additional insureds. Notwithstanding anything to the contrary contained in this Section 8, Tenant shall have the right to make Permitted Alterations (hereinafter defined) in the Premises, without Landlord's consent (but with ten (10) days prior written notice ("Permitted Alterations Notice"), which notice shall contain a description of the Permitted Alterations proposed to be undertaken by Tenant and state that such alterations are Permitted Alterations). A "Permitted Alteration" shall mean any Alteration in the Premises which is consistent with a Comparable Building and that will not (1) affect the structure or safety of the Building; (2) adversely affect the electrical, plumbing, mechanical or other systems of the Building or the functioning thereof; (3) be or become visible from the exterior of the Premises; (4) adversely interfere with the operation of the Building or the provision of services or utilities to other tenants in the Building; (5) cost more than […***…] in the aggregate over a period of twelve (12) months; or (6) require a permit or other government approval to undertake. In the event that within ten (10) days after receiving the Permitted Alterations Notice, Landlord determines, in its reasonable discretion, that the proposed alterations are not Permitted Alterations, and so notifies Tenant, Tenant shall apply for Landlord's consent for such alterations in accordance with the provisions of this Section 8.

b.    It is understood and agreed by Landlord and Tenant that any Alterations undertaken in the Premises shall be constructed at Tenant's sole expense. The costs of Alterations shall include, without limitation, the cost of any architectural work, engineering studies, materials, supplies, plans, permits and insurance. If requested by Landlord, Tenant shall provide to Landlord satisfactory evidence of Tenant's ability to pay for such Alterations. No consent by Landlord to any Alterations shall be deemed to be an agreement or consent by Landlord to subject Landlord's interest in the Premises, the Building or the Land to any mechanic's or materialman's liens which may be filed in respect to such Alterations made by or on behalf of Tenant. If Landlord gives its consent as specified in Section 8.a. above, Landlord may impose as a condition to such consent such requirements as Landlord deems necessary or desirable, in its reasonable discretion exercised in good faith, including, without limitation, the right to approve the plans

*Confidential Treatment Requested

and specifications for any work, supervision of the work by Landlord or its agents or by Landlord's architect or contractor and the payment to Landlord or its agents, architect or contractor of a construction supervision fee in connection therewith (which supervision fee shall not exceed an amount equal to one percent (1%) of the cost of the applicable Alterations), and the right to impose requirements as to the manner in which or the time or times at which work may be performed. Notwithstanding the foregoing, Tenant shall have the right to undertake Alterations during normal business hours, provided, however, that all noisy or disruptive work (such as jack-hammering and core drilling) shall be undertaken after normal business hours or at other hours designated by Landlord. Landlord shall also have the right to approve the contractor or contractors who shall perform any Alterations, repairs in, to or about the Premises, which approval shall not be unreasonably withheld, and to post notices of non-responsibility and similar notices, as appropriate. In addition, immediately after completion of any Alterations, Tenant shall provide Landlord with as-built plans of the Premises depicting such Alterations.

c.     Tenant shall keep the Premises free from any liens arising out of any work performed on, or materials furnished to, the Premises, or arising from any other obligation incurred by Tenant. If any mechanic's or materialmen's lien is filed against the Premises, the Building and/or the Land for work claimed to have been done for or materials claimed to have been furnished to Tenant, such lien shall be discharged by Tenant within ten (10) days thereafter, at Tenant's sole cost and expense, by the payment thereof or by filing any bond required by law. If Tenant shall fail to timely discharge any such mechanic's or materialman's lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent payable with the installment of rent next becoming due; it being expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same. Tenant shall indemnify and hold harmless Landlord, the Premises and the Building from and against any and all expenses, liens, claims, actions or damages to person or property in connection with any such lien or the performance of such work or the furnishing of such materials. Tenant shall be obligated to, and Landlord reserves the right to, post and maintain on the Premises at any time such notices as shall in the reasonable judgment of Landlord be necessary to protect Landlord against liability for all such liens or actions.

d.    Any Alterations of any kind to the Premises or any part thereof, except Tenant's furniture and moveable trade fixtures, shall at once become part of the realty and belong to Landlord and shall be surrendered with the Premises, as a part thereof, at the end of the Term hereof; provided, however, that if Landlord will require Tenant to remove any Alterations or Tenant Improvements at the end of the Term, Landlord shall, by written notice to Tenant given at the time of Landlord's consent to such Alterations (or, with respect to the Tenant Improvements, at the time of Landlord's approval of the Tenant's Plans), inform Tenant of such requirement to remove any such Alterations or component of the Tenant Improvements, as applicable, as of the end of the Term, and to repair any damage to the Premises caused by such removal, all at Tenant's sole expense; provided, however, that Tenant shall have no obligation to remove at the end of the Term cabling and wiring (other than Telecom Equipment Cabling which Tenant shall remove at the end of the Term) installed in connection with Tenant’s initial occupancy of the Premises. Any article of personal property, including business and trade fixtures, not attached to or built into the Premises, which were installed or placed in the Premises by Tenant at its sole expense, shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term as long as Tenant is not in default hereunder and provided that Tenant repairs any damage to the Premises or the Building caused by such removal.

9.	UTILITIES AND SERVICES.

a.     Landlord shall furnish the following utilities and services to the Premises: electric current equal to 5 watts per rentable square foot of the Premises, inclusive of base Building lighting and HVAC (for lighting and operation of normal desk-type office machines); cold water; lavatory supplies; heat and air-conditioning during the appropriate seasons of the year as reasonably required; elevator service; and janitorial and trash removal service, which janitorial service shall be provided on weekdays, excluding Holidays (hereinafter defined), in accordance with the specifications set forth on Exhibit C attached hereto (which specifications [but not the frequency of such service] are subject to change by Landlord in Landlord's sole discretion, however, any change to such specifications shall not result in any reduction in service). Heating and air conditioning shall be provided to the Premises only during the following days and hours (“Normal Business Hours”): (i) Monday through Friday 8:00 a.m. to 7:00 p.m., and (ii) Saturday 9:00 a.m. to 1:00 p.m., excluding Holidays. As used herein, the term "Holidays" shall mean all Federal holidays. At times other than the Normal Business Hours and Holidays, central air conditioning and heating shall be provided to Tenant upon at least twenty-four (24) hours prior notice from Tenant, and upon payment by Tenant of the hourly charge established by Landlord from time to time for each hour (or a portion thereof) of usage before or after Normal Business Hours. The current hourly charge for each hour (or any portion thereof) of non-Normal Business Hours usage of central air conditioning and heating is Sixty-Five Dollars ($65.00) per hour (or any portion thereof) per floor (or any portion thereof) of the Building and any increase in such charge shall be limited Landlord's actual costs incurred (without mark- up) in providing such after-hours HVAC service (including depreciation on Building HVAC equipment). Subject to applicable law, casualty, condemnation and other events beyond Landlord's control, Landlord shall use reasonable efforts to ensure that at least one (1) passenger elevator is operating in the Building twenty-four (24) hours per day, seven (7) days per week. All Building standard light bulbs and tubes in the Premises shall be replaced by Landlord and the cost thereof shall be included in Operating Expenses. In the event that Landlord must temporarily suspend or curtail services because of accident and repair, Landlord shall have no liability to Tenant for such suspension or curtailment or due to any restrictions on use arising therefrom or relating thereto, and Landlord shall proceed diligently to restore such service. No interruption or malfunction of any such services shall constitute an actual or constructive eviction or disturbance of Tenant's use and possession of the Premises, the Building or the parking garage or parking areas in or around the Building or constitute a breach by Landlord of any of its obligations hereunder or render Landlord liable for damages or entitle Tenant to be relieved from any of Tenant's obligations hereunder (including the obligation to pay rent) or grant Tenant any right of setoff or claim against Landlord or constitute a constructive or other eviction of Tenant. Except in the event of an emergency, Landlord shall provide Tenant with at least two (2) days prior notice of any interruption of any service Landlord is required to provide pursuant to the terms of this Section 9.a. Notwithstanding the foregoing, in the event that due solely to Landlord's negligence or willful misconduct, Landlord is not able to provide HVAC, electricity or water to the Premises for a period of more than five (5) consecutive business days and such failure shall render the Premises unusable for general office purposes and Tenant shall actually cease to conduct business in the entire Premises, then, provided no Event of Default hereunder exists and as Tenant's sole and exclusive remedy, the Annual Base Rent shall, commencing on the sixth (6th) business day after such failure (but in no event earlier than five (5) business days after receipt from Tenant of written notice that such failure has occurred and Tenant has ceased the use of the Premises), abate until the earlier of the date that (A) Tenant again uses any portion of the Premises, or (B) the Premises is again usable. In the event of any such interruption, Landlord shall use reasonable diligence to restore such services.

b.    Tenant will not, without the prior written consent of Landlord, use any electrical apparatus or device in the Premises which uses current in excess of .60 kilowatt hours per square foot of usable area in the Premises per month, as determined by Landlord; and Tenant will not connect to electric current any apparatus or device for the purpose of using electric current or water, except through existing electrical outlets in the Premises or water pipes. If Tenant shall require water or electricity in excess of that which would otherwise be furnished or supplied for the intended use of the Premises, Tenant shall first secure the written consent of Landlord for the use thereof, which consent Landlord may refuse in its absolute discretion. Landlord may condition its consent upon the requirement that a water meter or electric current meter be installed in the Premises, so as to measure the amount of water and electric current consumed for any such excess use. The cost of such meters and installation, maintenance and repair thereof, the cost of any such excess utility use as shown by said meter, the cost of any new or additional utility installations, including, without limitation, wiring and plumbing, resulting from such excess utility use, and the cost of any additional expenses incurred in keeping count of such excess utility use shall be paid by Tenant within thirty (30) days after Tenant’s receipt of a bill therefor from Landlord or, if Tenant is billed separately therefor, promptly upon receipt of a bill for same. Whenever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right, should Tenant fail to cure the condition leading to such heat generation within five (5) business days after receipt of notice from Landlord, to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.

c.     Tenant shall have the right to install and operate in the Premises personal computers and other electrically-operated office equipment normally used in state-of-the-art business offices. Tenant shall not install equipment of any kind or nature whatsoever nor engage in any practice or use which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air conditioning system, electrical system, floor load capacities, or other mechanical or structural system of the Premises or the Building without first obtaining the prior written consent of Landlord, which consent may be conditioned upon, but not limited to, Tenant first securing at its expense additional capacity for any said service in the Building; provided, however, Tenant shall be responsible for paying for any excess utility consumption arising from any such change, replacement, use or addition, such payments to be based on Landlord's reasonable estimate or, at Landlord's option, a submeter or similar device to measure such usage (said device to be installed at Tenant's expense). Additionally, in the event that Landlord reasonably determines that Tenant's electrical consumption exceeds standard office use, Tenant shall pay the amount of such excess electrical consumption, as reasonably determined by Landlord, within thirty (30) days after receipt of an invoice therefor. Machines, equipment and materials belonging to Tenant which cause vibration, noise, cold, heat, fumes or odors that may be transmitted outside of the Premises to such a degree as to be objectionable to Landlord in Landlord's reasonable opinion or to any other tenant in the Building shall be treated by Tenant at its sole expense so as to eliminate such objectionable condition, and shall not be allowed to operate until such time as the objectionable condition is remedied to Landlord's satisfaction.

d.    Tenant shall comply, at its sole cost and expense, with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called "regulations") of any governmental body having jurisdiction over the Premises or the Building, whether required of Landlord or otherwise, regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash (hereinafter collectively called "waste products") including, but not limited to, the separation of such waste products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by such regulations. Landlord reserves the right (i) to refuse to accept from Tenant any waste products that are not prepared for collection in accordance with any such regulations, (ii) to require Tenant to arrange for waste product collection at Tenant's sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord, and (iii) to require Tenant to pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with any such regulations. Notwithstanding the foregoing, if Tenant is unable to comply with Landlord's standard procedures regarding the internal collection, sorting, separation and recycling of waste products, Landlord shall use reasonable efforts to arrange for alternative procedures for Tenant, and Tenant shall pay Landlord all additional costs incurred by Landlord with respect thereto.

e.     Throughout the Term, subject to applicable laws, casualty, condemnation and any other event outside of Landlord's control, Tenant shall be provided with access to the Building twenty-four (24) hours a day, 365 days a year. The Building's main entrance doors and elevators shall be equipped with a card reader security system or other similar security access system. Prior to the Commencement Date, Landlord shall provide Tenant with sixty-five (65) access cards, at no cost to Tenant. Tenant shall be responsible for the cost of any additional or replacement access cards requested by Tenant, which cost shall be equal to Landlord’s actual cost of obtaining such access cards for Tenant. Except in the event of Landlord’s negligence or willful misconduct, but subject to the terms of Section 12.d, below, Landlord shall not be responsible for the quality, action or inaction of the Building’s or Premises’ access system or for any damage or injury to Tenant, its employees, agents, invitees or their respective property resulting from any failure, action or inaction of the Building’s and/or Premises’ access systems. Subject to Landlord’s review and approval of the plans and specifications for such system, Tenant shall be entitled to install, at Tenant's sole cost and expense, a security and card reader access system for the Premises, which Tenant shall coordinate with the Building's main security access system; provided Tenant's card reader access system for the Premises does not adversely affect the main Building access system or any other Building system, and provided further that Tenant shall provide Landlord with a reasonable number of access cards by which Landlord may gain access to the Premises using Tenant's card reader access system.

f.      Landlord, at Landlord’s sole cost, shall initially install one (1) Building-standard suite entry sign bearing Tenant’s name in the Building-standard location adjacent to the main entrance to the Premises. In addition, Tenant may install an additional suite-entry sign containing Tenant’s name and/or corporate logo, which sign, and all attributes thereof, shall be subject to Landlord’s reasonable approval. In addition, Landlord, at Landlord’s sole cost, shall initially provide Tenant with up to five (5) directory strips in the directory board located in the main lobby of the Building.

g.            Subject to availability and provided that Landlord or an affiliate of Landlord is the owner of the Building and the building located at 800 King Farm Boulevard, Rockville, Maryland ("Building 3"), Tenant shall have the non-exclusive right to reserve the use of the conference room facilities located in Building 3 (collectively, the "Conference Room Facilities"). Tenant's use of the Conference Room Facilities shall be subject to the reasonable rules and regulations governing the use of same, as promulgated from time to time in writing by Landlord and/or Landlord's affiliates. Reservations of the Conference Room Facilities will be filled by Landlord and/or Landlord's affiliates on a first come, first served basis, provided, however, that Tenant expressly acknowledges and agrees that no standing reservations (i.e., recurring reservations on the same day of a set interval) shall be permitted. Tenant shall pay Landlord a daily use charge for Tenant's use of the Conference Room Facilities, which charge shall be subject to change from time to time. The costs of operating and maintaining the Conference Room Facilities shall be included in Operating Expenses in accordance with the terms of Section 4, above.

h.            Landlord and Tenant hereby acknowledge and agree that during the Term (i) Landlord shall permit Tenant's employees to use, without any fee, the fitness facility currently located in the Building (the "Fitness Facility"), subject to such reasonable rules and regulations as Landlord may promulgate from time to time with respect to the use of the Fitness Facility, (ii) any use of the Fitness Facility by Tenant employees shall be at their sole risk and Landlord reserves the right to require that such employees who want to use the Fitness Facility sign waivers of liability acceptable to Landlord, (iii) Landlord shall not be responsible for any injury, loss or damage suffered by Tenant, or its employees, resulting from their use of the Fitness Facility, (iv) the existence, size, location and other attributes (including equipment and personnel) of the Fitness Facility shall be determined by Landlord in its sole discretion, (v) Landlord shall only permit employees of tenants and other occupants of the Building to use the Fitness Facility and (vi) all costs of operating and maintaining the Fitness Facility, including any and all costs associated with staffing the Fitness Facility, shall be included in Operating Expenses.

i.      Landlord shall maintain in good condition and repair the common areas of the Building, the roof, foundation, structural walls and other structural components of the Building and the base Building systems serving the Premises, except to the extent the need for such maintenance arises due to any negligent act or omission of Tenant, its agents, contractors, employees, invitees, subtenants or assignees. If any of the common areas of the Building are in violation of applicable law (including, but not limited to the ADA), including all fire and life / safety equipment located in such common areas that is part of the base Building fire / life safety system, then Landlord shall promptly cure such violation at Landlord's sole cost and expense, but such costs and expenses shall be included in Operating Expenses to the extent permitted by the terms of this Lease. Notwithstanding the foregoing, if the requirement that is violated results from Tenant's particular use or occupancy of the Premises or any alteration made by Tenant in the Premises or Tenant or any agent, contractor, employee, invitee, assignee or subtenant of Tenant, otherwise caused such violation, then Tenant shall pay for or reimburse Landlord for the cost to cure such violation.

j.      In the event that the existing Metro shuttle operated by the owner’s association of the Project ceases to operate, Landlord shall provide during the Term a shuttle to and from the Building to the Shady Grove Metro Station, which shuttle shall operate on weekdays, exclusive of Holidays, between the hours of 7:00 a.m. and 6:00 p.m. The costs incurred by Landlord with respect to such shuttle shall be included in Operating Expenses to the extent permitted by the terms of this Lease.

10.	RIGHTS OF LANDLORD.

a.     Landlord reserves the following rights:

(i)             to change the name or street address of the Building with thirty (30) days prior notice to Tenant, provided, however, that if Landlord changes the address of the Building and such change is not made by, directed by or requested by, the postal service or any governmental or quasi- governmental authority, then Landlord shall reimburse Tenant for the actual cost of the letterhead and other stationery on hand which bears the old address of the Building, but in no event shall such reimbursement exceed an amount equal to Five Thousand Dollars ($5,000.00);

(ii)            to approve the design, location, number, size and color of all signs or lettering on the Premises or visible from the exterior of the Premises;

(iii)           to have pass keys and/or access cards to the Premises and key codes or cards for the telephone access system installed by Tenant;

(iv)          to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building;

(v)           to enter the Premises at any reasonable time upon at least twenty-four (24) hours prior notice for inspection upon reasonable prior notice to Tenant (which notice may be oral), or at any time, without prior notice, in the event of any emergency; to supply any service to be provided by Landlord hereunder; to submit the Premises to prospective purchasers or, during the final twelve (12) months of the Term or at any time during which an Event of Default by Tenant exists hereunder, to prospective tenants; to post notices of non-responsibility; and to make repairs, alterations, additions or improvements to the Premises or the Building; and

(vi)          to approve the design, location, number, size and color of all signs located on the exterior of the Building.

b.    Without limiting the generality of the provisions of Section 10.a., above, at any time during the Term of this Lease, Landlord shall have the right to remove, alter, improve, renovate or rebuild the common areas of the Building (including, but not limited to, the lobby, hallways and corridors thereof), and to install, repair, replace, alter, improve or rebuild in the Premises, other tenants' premises and/or the common areas of the Building (including the lobby, hallways and corridors thereof), any mechanical, electrical, water, sprinkler, plumbing, heating, air conditioning and ventilating systems, at any time during the Term of this Lease. In connection with making any such installations, repairs, replacements, alterations, additions and improvements under the terms of this Section 10, Landlord shall have the right to access through the Premises as well as the right to take into and upon and through the Premises or any other part of the Building, all materials that may be required to make any such repairs, replacements, alterations, additions or improvements, as well as the right in the course of such work to close entrances, doors, corridors, elevators or other facilities located in the Building or temporarily to cease the operations of any services or facilities therein or to take portion(s) of the Premises reasonably necessary in connection with such work, without being deemed or held guilty of an eviction of Tenant; provided, however that Landlord agrees to use all reasonable efforts not to interfere with or interrupt Tenant's business operation in, or Tenant’s access to, the Premises. Landlord shall have the right to install, use and maintain pipes and conduits in and through the Premises, including, without limitation, telephone and computer installations, provided that they do not materially adversely affect Tenant's access to or use of the Premises or the layout and improvements of the Premises.

c.     Except in the event of Landlord’s negligence or willful misconduct, but subject to Section 12.d, below, Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from Landlord's exercise of any rights under this Section 10, all claims against Landlord for any and all such liability being hereby expressly released by Tenant. Landlord shall not be liable to Tenant for damages by reason of interference with the business of Tenant or inconvenience or annoyance to Tenant or the customers of Tenant. The Rent reserved herein shall not abate while the Landlord's rights under this Section 10 are exercised, and Tenant shall not be entitled to any set-off or counterclaims for damages of any kind against Landlord by reason thereof, all such claims being hereby expressly released by Tenant.

d.    Landlord shall have the right to use any and all means which Landlord may deem proper to open all of the doors in, upon and about the Premises, excluding Tenant's vaults and safes, in any emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

11.	LIABILITY.

a.     Landlord and its agents, officers, directors and employees assume no liability or responsibility whatsoever with respect to the conduct or operation of the business to be conducted in the Premises and shall have no liability for any claim of loss of business or interruption of operations (or any claim related thereto). Except in the event of Landlord’s negligence or willful misconduct, but subject to Section 12.d, below, Landlord and its agents, officers, directors and employees shall not be liable for any accident to or injury to any person or persons or property in or about the Premises which are caused by the conduct and operation of said business or by virtue of equipment or property of Tenant in said Premises. Tenant agrees to hold Landlord and its agents, officers, directors and employees harmless against all such claims, except to the extent resulting from Landlord's negligence or willful misconduct. Except as otherwise expressly set forth in Section 9.a, above, with respect to the interruption of services to the Premises, Landlord and its agents, officer, directors and employees shall not be liable to Tenant, its employees, agents, business invitees, licensees, customers, clients, family members or guests for any damage, compensation or claim resulting from managing the Premises or the Building, repairing any portion of the Premises or the Building, the interruption in the use of the Premises, accident or damage resulting from the use or operation (by Landlord and its agents, officers, directors and employees, Tenant, or any other person or persons whatsoever) or failure of elevators, or heating, cooling, electrical or plumbing equipment or apparatus, or the termination of this Lease by reason of the destruction of the Premises, or from any fire, robbery, theft, mysterious disappearance and/or any other casualty, or from any leakage in any part of portion of the Premises or the Building, or from water, rain or snow that may leak into or flow from any part of the Premises or the Building, or from any other cause whatsoever, unless occasioned by the willful misconduct or acts of negligence of Landlord. In no event shall Landlord be liable for punitive or consequential damages, nor shall Landlord be liable with respect to utilities furnished to the Premises, or the lack of any utilities. Any goods, property or personal effects, stored or placed by Tenant in or about the Premises or in the Building, shall be at the sole risk of Tenant, and Landlord and its agents, officers, directors and employees shall not in any manner be held responsible therefor, except if such injury or damage results from Landlord's negligence or willful misconduct. The agents and employees of Landlord are prohibited from receiving any packages or other articles delivered to the Building for Tenant, and if any such agent or employee receives any such package or articles, such agent or employee shall be the agent of Tenant for such purposes and not of Landlord.

b.    Except in the event of Landlord’s negligence or willful misconduct, but subject to Section 12.d, below, Tenant hereby agrees to indemnify and hold Landlord and its agents, officers, directors and employees harmless from and against any cost, damage, claim, liability or expense (including attorneys' fees) incurred by or claimed against Landlord and its agents, officers, directors and employees, directly or indirectly, as a result of (i) Tenant's use and occupancy of the Premises or in any other manner which relates to the business of Tenant, including, but not limited to, any cost, damage, claim, liability or expense arising from any violation of any zoning, health, environmental or other law, ordinance, order, rule or regulation of any governmental body or agency; (ii) the negligence or willful misconduct of Tenant, its officers, directors, employees and agents; (iii) any default, breach or violation of this Lease by Tenant; or (iv) injury or death to individuals or damage to property sustained in or about the Premises.

c.     Except in the event of Tenant’s negligence or willful misconduct, but subject to Section 12.d, below, Landlord hereby agrees to indemnify and hold Tenant and its agents, officers, directors and employees harmless from and against any cost, damage, claim, liability or expense (including attorneys' fees) incurred by or claimed against Tenant and its agents, officers, directors and employees, directly or indirectly, as a result of the negligence or willful misconduct of Landlord or Landlord's agents, contractors or employees in connection with Landlord's operation or management of the Building.

d.    Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant agree that in the event that the Building, the Premises or the contents thereof are damaged or destroyed by fire or other casualty, each party hereto waives its rights, if any, against the other party with respect to such damage or destruction to the extent such damage or destruction is covered under the property insurance policy(ies) of the party waiving such rights (or would have been covered had the party waiving such rights carried the property insurance required hereunder to be carried by such party). All policies of fire and/or extended coverage or other insurance covering the Premises or the contents thereof obtained by Landlord or Tenant shall contain a clause or endorsement providing in substance that (i) such insurance shall not be prejudiced if the insureds thereunder have waived in whole or in part the right of recovery from any person or persons prior to the date and time of loss or damage, if any, and (ii) the insurer waives any rights of subrogation against Landlord (in the case of Tenant's insurance policy) or Tenant (in the case of Landlord's insurance policy), as the case may be.

12.	INSURANCE.

a.     Tenant shall maintain at all times during the Term hereof and at its sole cost and expense, broad-form commercial general liability insurance for bodily injury and property damage naming Landlord as an additional insured, in such amounts as are adequate to protect Landlord and Landlord's managing agents against liability for injury to or death of any person in connection with the use, operation or condition of the Premises. Such insurance at all times shall be in an amount of not fewer than Five Million Dollars ($5,000,000) combined single limit aggregate for bodily injury or death or One Million Dollars ($1,000,000) for damage to property. Such insurance shall include, without limitation, personal injury and contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in this Lease. In no event shall the limits of such policy be considered as limiting the liability of Tenant under this Lease.

b.    Tenant shall at all times during the Term hereof maintain in effect policies of insurance covering the Tenant Improvements and any Alterations, additions or improvements in or to the Premises, plate glass, trade fixtures, merchandise and all other personal property from time to time in or on the Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost, providing protection against all risks covered by standard form of "Fire and Extended Coverage Insurance," together with insurance against vandalism and malicious mischief. Tenant shall also maintain at its sole cost and expense workman's compensation insurance in the maximum amount required by law.

c.     All insurance required to be carried by Tenant shall be issued by responsible insurance companies, qualified to do business in the State of Maryland and reasonably acceptable to Landlord. Each policy shall name Landlord, Landlord's mortgagee and the property management company retained by Landlord at the Building, as additional insureds. Tenant shall not cancel any insurance required to be carried by Tenant hereunder, or amend same such that the insurance does not comply with the terms of this Lease, without providing Landlord not fewer than thirty (30) days prior written notice of such cancellation. Certificates of insurance (ACORD 28 only) evidencing the existence and amounts of said insurance shall be delivered to Landlord no later than the Possession Date, and renewals thereof shall be delivered to Landlord at least ten (10) days prior to the expiration of any such policy. If Tenant fails to adhere to the requirements of this Section 12, Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be deemed Additional Rent hereunder and shall be payable by Tenant upon Tenant’s receipt of an invoice therefor. Tenant's failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies provided in this Lease. Any policy may be carried under so-called "blanket coverage" form of insurance policies. Tenant shall obtain and furnish evidence to Landlord of the waiver by Tenant's insurance carriers of any right of subrogation against Landlord and Landlord's management company at the Building.

d.    Each party hereby waives any and every right or cause of action for any and all loss of, or damage to, any of its property (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom said other party may be responsible), which loss or damage is covered by valid and collectible fire, extended coverage, "All Risk" or similar policies, maintained by such party or required to be maintained by such party under this Lease, but only to the extent that such loss or damage is recovered under said insurance policies (if such policy or policies have been obtained) or would have been covered if such party had obtained the required insurance coverage hereunder. Written notice of the terms of said mutual waivers shall be given to each insurance carrier and said insurance policies shall be properly endorsed, if necessary, to prevent the invalidation of said insurance coverages by reason of said waivers.

13.	FIRE OR CASUALTY.

a.     If the Premises or any part thereof shall be damaged by fire or any other cause, Tenant shall give prompt notice thereof to Landlord. Within sixty (60) days after the date of any casualty to the Premises, Landlord shall provide Tenant with written notice of the length of time needed to restore the Premises pursuant to the terms of this Section 13 (the "Casualty Notice"). If the Casualty Notice states that restoration of the Premises is feasible within a period of nine (9) months from the date of the damage, and provided such damage was not caused by Tenant, its agents, servants or invitees, Landlord shall restore the Premises to the condition existing as of the Possession Date, provided that adequate insurance proceeds are made available to Landlord. Tenant agrees to make all proceeds of Tenant's insurance policies available to Landlord in accordance with Tenant's insurance obligations set forth in Section 12, above. In addition, Tenant shall repair and restore, at Tenant's sole expense, all Alterations, furniture, fixtures and other property of Tenant located in the Premises prior to such casualty. If the Premises are unusable, in whole or in part, during such restoration, the Monthly Base Rent and Additional Rent hereunder shall be abated to the extent and for the period that the Premises are unusable; provided, however, that if such damage or destruction shall result from the act or omission of Tenant, its employees, agents or invitees, Tenant shall not be entitled to any abatement of Monthly Base Rent or Additional Rent.

b.    If the Casualty Notice states that restoration of the Premises is not feasible within the aforesaid nine (9) month period Landlord and Tenant shall each have the right to terminate this Lease by giving written notice thereof to the other party within sixty (60) days after the delivery of the Casualty Notice, in which event this Lease and the tenancy hereunder shall terminate as of the date of such damage or destruction and the Monthly Base Rent and Additional Rent will be apportioned as of the date of such termination. If neither party exercises its right of termination, the Premises shall be restored as provided above.

c.     In case the Building is so severely damaged by fire or other casualty (although the Premises may not be affected) that Landlord shall decide in its sole discretion not to rebuild or reconstruct such Building, then this Lease and the tenancy hereunder shall terminate on the date specified by Landlord in a written notice given no later than sixty (60) days after the date of such casualty.

d.    If the Premises shall be rendered untenantable to the extent of eighty percent (80%) or more by fire or other casualty during the last twelve (12) months of the Term, Landlord or Tenant may terminate this Lease upon notice to the other party given within ninety (90) days after such fire or other casualty specifying an effective date, not less than twenty (20) days nor more than forty (40) days after the giving of such notice, on which the Term shall expire as fully and completely as if such date were the date originally fixed for the expiration of the Term. If either Landlord or Tenant terminates this Lease pursuant to this Section 13.d, Base Rent and Tenant’s Expense Increase Share shall be apportioned as of the date of such termination.

e.     If Landlord commences to restore the Premises in accordance with the terms of this Section 13 and Landlord fails to substantially complete the restoration work which Landlord is obligated to perform hereunder within one hundred twenty (120) days after the estimated completion date set forth in the Casualty Notice, and such failure does not result from a force majeure event, or a delay caused by Tenant or any agent, contractor or employee of Tenant, then Tenant shall have the right, during the thirty

(30) day period immediately following the expiration of such one hundred twenty (120) day period, to terminate this Lease by delivering a termination notice to Landlord, specifying an effective date, not less than forty (40) nor more than sixty (60) days after the giving of such termination notice, on which the Term shall expire as fully and completely as if such date were the date originally fixed for the expiration of the Term, unless Landlord completes such restoration work prior to the effective date of termination, in which event this Lease shall continue in full force and effect.

14.	EMINENT DOMAIN.

If the Premises or any part thereof shall be taken by any governmental or quasi-governmental authority pursuant to the power of eminent domain, Tenant shall make no claim for compensation in such proceedings and shall have no right to participate in any condemnation proceedings under any statutes, laws or ordinances of the State of Maryland. All sums awarded or agreed upon between Landlord and the condemning authority for the taking of the interest of Landlord or Tenant, whether as damages or as compensation, will be the property of Landlord. In the event of such taking, Rent shall be paid to the date of vesting of title in the condemning authority.

15.	SUBORDINATION AND ESTOPPEL CERTIFICATES.

a.     This Lease shall be subject and subordinate at all times to all ground or underlying leases which now exist or may hereafter be executed affecting the Building or any part thereof or the Land, and to the lien of any mortgages or deeds of trust in any amount or amounts whatsoever now or hereafter placed on or against the Building or any part thereof or the Land, or on or against Landlord's interest or estate therein or on or against any ground or underlying lease without the necessity of having further instruments on the part of Tenant to effect such subordination. Upon request of Landlord, Tenant will execute any further written instrument necessary to subordinate its rights hereunder to any such underlying leases or liens. If, at any time, or from time to time during the Term, any mortgagee shall request that this Lease have priority over the lien of such mortgage, and if Landlord consents thereto, this Lease shall have priority over the lien of such mortgage and all renewals, modifications, replacements, consolidations and extensions thereof and all advances made thereunder and interest thereon, and Tenant shall, within ten business (10) days after receipt of a request therefor from Landlord, execute, acknowledge and deliver any and all documents and instruments confirming the priority of this Lease. In any event, however, if this Lease shall have priority over the lien of a first mortgage, this Lease shall not become subject or subordinate to the lien of any subordinate mortgage, and Tenant shall not execute any subordination documents or instruments for any subordinate mortgagee, without the written consent of the first mortgagee. Landlord represents and warrants to Tenant that as of the date of this Lease no mortgage, deed of trust or ground lease encumbers the Building or the Land.

b.    In the event of: (i) a transfer of Landlord's interest in the Building, (ii) the termination of any ground or underlying lease of the Building, or the Land, or both, or (iii) the purchase or other acquisition of the Building, or Landlord's interest therein in a foreclosure sale or by deed in lieu of foreclosure under any mortgage or deed of trust, or pursuant to a power of sale contained in any mortgage or deed of trust, then in any of such events Tenant shall, at the request of Landlord or Landlord's successor in interest, attorn to and recognize the transferee or purchaser of Landlord's interest or the interest of the lessor under the terminated ground or underlying lease, as the case may be, as "Landlord" under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continue as a direct lease between such person or entity, as "Landlord," and Tenant, as "Tenant," except that such lessor, transferee or purchaser shall not be liable for any act or omission of Landlord before such lease termination or before such person's succession to title, nor be subject to any offset, defense or counterclaim accruing before such lease termination or before such person's succession to title, nor be bound by any payment of Monthly Base Rent or Additional Rent before such lease termination or before such person's succession to title for more than one month in advance.

c.     Tenant agrees, at any time, and from time to time, upon not fewer than fifteen (15) days prior notice by Landlord, to execute, acknowledge and deliver to Landlord, a statement in writing certifying that

(i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) the Term of the Lease has commenced and the full rental is now accruing hereunder; (iii) Tenant has accepted possession of the Premises and is presently occupying the same; (iv) all improvements required by the terms of the Lease to be made by Landlord have been completed and all tenant improvement allowances have been paid in full; (v) there are no offsets, counterclaims, abatements or defenses against or with respect to the payment of any rent or other charges due under the Lease; (vi) no Rent under the Lease has been paid more than thirty (30) days in advance of its due date; (vii) to the best of the knowledge of the Tenant, Landlord is not in default in the performance of any covenant, agreement, provision or condition contained in the Lease or, if so, specifying each such default of which Tenant may have knowledge; (viii) the address for notices to be sent to Tenant; (ix) the only security deposit tendered by Tenant is as set forth in the Lease, and such security deposit has been paid to Landlord; and (x) any other information requested by Landlord or any mortgagee or ground lessor of the Building and/or the Land it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser or lessee of the Building or any part thereof, any mortgagee or prospective mortgagee thereof, any prospective assignee of any mortgage thereof, any ground lessor or prospective ground lessor of the Land and/or the Building, or any prospective assignee of any such ground lease. Tenant also agrees to execute and deliver from time to time such estoppel certificates as an institutional lender may require with respect to this Lease.

16.	DEFAULT AND REMEDIES.

a.     If Tenant shall (i) fail to pay any installment of Monthly Base Rent or fail to make any payment of Additional Rent or any other payment as required by the terms and provisions hereof and such failure shall continue for a period of five (5) business days after written notice (provided, however, that once Landlord has provided Tenant two (2) such notices during any calendar year, Landlord shall not be required to give further notice or any notice at all with respect to subsequent defaults in such payments in such calendar year, and the failure or refusal by Tenant to timely make any payment thereafter due hereunder during such calendar year shall immediately constitute an Event of Default hereunder entitling Landlord to pursue its remedies without notice or demand); or (ii) convey, assign, mortgage or sublet this Lease, the Premises or any part thereof, or Tenant's interest therein, or attempt any of the foregoing, without the prior written consent of Landlord; or (iii) abandon the Premises for a period of thirty (30) consecutive calendar days (other than as the result of casualty damage to the Premises); or (v) commit or suffer to exist an Event of Bankruptcy (hereinafter defined), or (vi) fail to maintain the insurance coverage required by Section 12, above, or (vii) violate or fail to perform any of the other terms, conditions, covenants, or agreements herein made by Tenant and fails to cure such default within thirty (30) calendar days after notice, provided, however, that if the nature of Tenant's failure is such that more than thirty (30) days are reasonably required for its cure, then no Event of Default (hereinafter defined) shall exist if Tenant begins such cure within the thirty (30) day period described above and thereafter diligently prosecutes such cure to completion within an additional sixty (60) days; then there shall be deemed to have been committed an "Event of Default". Upon an Event of Default, at Landlord’s option, this Lease shall terminate, without prejudice however, to the right of Landlord to recover from Tenant all rent and any other sums accrued up to the later of: (1) the date of termination of this Lease or (2) the date Landlord recovers possession of the Premises, and without release of Tenant from any indemnification obligations to Landlord under this Lease, which indemnification obligations arose or accrued prior to the later of: (a) the date of termination of this Lease or (b) the date Landlord recovers possession of the Premises. The foregoing is not intended to, and shall not, limit Landlord in the exercise of any other remedy for such immediate Event of Default.

b.    In the event of any Event of Default by Tenant as defined in Section 16.a., Landlord may at any time thereafter, without notice and demand and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default or breach do any of the following:

(i)             Landlord may terminate this Lease, by giving written notice of such termination to Tenant, whereupon this Lease shall automatically cease and terminate and Tenant shall be immediately obligated to quit the Premises. Any other notice to quit or notice of Landlord's intention to re-enter the Premises is hereby expressly waived. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, subject, however, to the right of Landlord to recover from Tenant all rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later.

(ii)            With or without the termination of this Lease, Landlord may proceed to recover possession of the Premises under and by virtue of the provisions of the laws of the jurisdiction in which the Building is located, or by such other proceedings, including re-entry and possession, as may be applicable. If this Lease is terminated or Landlord recovers possession of the Premises before the expiration of the Term by reason of Tenant's default as hereinabove provided, or if Tenant shall abandon or vacate the Premises before the Lease Expiration Date without having paid the full rental for the remainder of such Term, Landlord shall take reasonable steps to relet the Premises for such rent and upon such terms as are not unreasonable under the circumstances and, in the event of any such reletting, Landlord may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose on such terms and at such rentals as Landlord in its exclusive judgment may determine. If the full rental reserved under this Lease (and any of the costs, expenses or damages indicated below) shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in rent during any period of vacancy or otherwise; the costs of removing and storing the property of Tenant or of any other occupant; all reasonable expenses incurred by Landlord in enforcing Landlord's remedies, including, without limitation, reasonable attorneys' fees and Late Charges as provided herein, and advertising, brokerage fees and expenses of placing the Premises in first class rentable condition. Notwithstanding the foregoing, Tenant shall only be responsible for those costs incurred by Landlord to relet the Premises that are allocable to the Term (i.e., based on a fraction the numerator of which is the number of months remaining in the Term and the denominator of which is the number of months in the term of any replacement lease). In addition, in the event such costs of reletting relate to portions of the Building beyond the Premises, such costs shall be prorated (based on a fraction the numerator of which is the number of rentable square feet of the Premises and the denominator of which is the number of rentable square feet in the entire relet premises). Landlord, in putting the Premises in good order or preparing the same for rerental may, at Landlord's option, make such alterations, repairs, or replacements in the Premises as Landlord, in its sole judgment, considers advisable and necessary for the purpose of reletting the Premises, and the making of such alterations, repairs, or replacements shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

(iii)           Any damage or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord's option, at the time of termination of this Lease, the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or at Landlord's option in a single proceeding deferred until the expiration of the Term (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said Term) or in a single proceeding prior to either the time of reletting or the expiration of the Term. If the Landlord elects to repossess the Premises without terminating this Lease, then Tenant shall be liable for and shall pay to Landlord all Rent and other indebtedness accrued to the date of such repossession, plus Rent required to be paid by Tenant to Landlord during the remainder of this Lease until the date of expiration of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period (after deducting expenses incurred by Landlord as provided in Section 16.b.(ii), above). In no event shall Tenant be entitled to any excess of any Rent obtained by reletting over and above the Rent herein reserved. Actions to collect amounts due from Tenant as provided in this Section 16.a.(iii) may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of this Lease term.

c.     Notwithstanding the foregoing, if Landlord terminates this Lease pursuant to Section 16.b.(i), above, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and agreed final damages for Tenant's default, an amount equal to the difference between (i) all Monthly Base Rent, Additional Rent and other sums which would be payable under this Lease from the date of such demand (or, if it is earlier, the date to which Tenant shall have satisfied in full its obligations under Section 16.b.(ii), above) for what would be the then unexpired Term in the absence of such termination, and (ii) the fair market rental value of the Premises over the same period (net of all expenses and all vacancy periods reasonably projected by Landlord to be incurred in connection with the reletting of the Premises), with such differential discounted at the rate of five percent (5%) per annum. Nothing herein shall be construed to affect or prejudice Landlord's right to prove, and claim in full, unpaid Rent or any other amounts accrued prior to termination of this Lease.

d.    Notwithstanding anything herein to the contrary, upon the occurrence of an Event of Default hereunder, Landlord, with or without terminating the Lease, may immediately reenter and take possession of the Premises and evict Tenant therefrom, without legal process of any kind, using such force as may be necessary, without being liable for or guilty of trespass, forcible entry or any other similar tort. Landlord's right to exercise such "self-help" remedy shall be in addition to, and not in limitation of, Landlord's other rights and remedies hereunder for a breach by Tenant of its obligations under the Lease.

e.     Tenant hereby expressly waives any and all rights of redemption granted by or under any present of future laws in the event Tenant is evicted or dispossessed for any cause, or in the event Landlord obtains possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise. In addition, Tenant hereby expressly waives any and all rights to bring any action whatsoever against any tenant taking possession after Tenant has been dispossessed or evicted hereunder, or to make any such tenant or party to any action brought by Tenant against Landlord.

f.      Landlord and Tenant shall and each does hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease or its termination, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises or any claim of injury or damage and any emergency statutory or any other statutory remedy. In the event Landlord commences any summary proceeding for nonpayment of Rent or Additional Rent, or commences any other action or proceeding against Tenant in connection with this Lease, Tenant will interpose no counterclaim of whatever nature or description in any such proceeding.

g.    Nothing contained herein shall prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired Term. In the event of a breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not provided for herein.

17.	BANKRUPTCY.

a.     For purposes of this Lease, the following shall be deemed "Events of Bankruptcy": (i) if a receiver or custodian is appointed for any or all of Tenant's property or assets, or if there is instituted a foreclosure action on any of Tenant's property; or (ii) if Tenant files a voluntary petition under 11 U.S.C. Article 101, et seq., as amended (the "Bankruptcy Code"), or under the insolvency laws of any jurisdiction (the "Insolvency Laws"); or (iii) if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is not dismissed within thirty (30) days of filing; or

(iv) if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or a common law composition of creditors; or (v) if Tenant generally is not paying its debts as its debts become due.

b.    Upon the occurrence of an Event of Bankruptcy, Landlord, at its option and sole discretion, may terminate this Lease by written notice to Tenant (subject, however, to applicable provisions of the Bankruptcy Code or Insolvency Laws during the pendency of any action thereunder). If this Lease is terminated under this Section 17, Tenant shall immediately surrender and vacate the Premises, waives all statutory or other notice to quit, and agrees that Landlord shall have all rights and remedies against Tenant provided in Section 16 in case of an Event of Default by Tenant.

c.     If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code (the "Bankruptcy Case"), Landlord's right to terminate this Lease under this Section 17 shall be subject to the applicable rights (if any) of the debtor-in-possession or the debtor's trustee in bankruptcy (collectively, the "Trustee") to assume or assign this Lease as then provided for in the Bankruptcy Code, however, the Trustee must give to Landlord, and Landlord must receive, proper written notice of the Trustee's assumption or rejection of this Lease, within sixty (60) days (or such other applicable period as is provided pursuant to the Bankruptcy Code, it being agreed that sixty (60) days is a reasonable period of time for election of an assumption or rejection of this Lease) after the commencement of the Bankruptcy Case; it being agreed that failure of the Trustee to give notice of such assumption hereof within said period shall conclusively and irrevocably constitute the Trustee's rejection of this Lease and waiver of any right of the Trustee to assume or assign this Lease. The Trustee shall not have the right to assume or assign this Lease unless said Trustee (i) promptly and fully cures all defaults under this Lease, (ii) promptly and fully compensates Landlord and any third party (including other tenants) for all monetary damages incurred as a result of such default, and (iii) provides to Landlord "adequate assurance of future performance." Landlord and Tenant (which term may include the debtor or any permitted assignee of debtor) hereby agree in advance that "adequate assurance of performance" as used in this paragraph, shall mean that all of the following minimum criteria must be met: (1) the source of Monthly Base Rent, Additional Rent, and other consideration due under this Lease, and the financial condition and operating performance of Tenant, and its guarantor, if any, shall be similar to the financial condition and operating performance of Tenant as of the Possession Date; (2) Trustee or Tenant must pay to Landlord all Monthly Base Rent and Additional Rent payable by Tenant hereunder in advance, (3) Trustee or Tenant must agree (by writing delivered to Landlord) that the use of the Premises shall be used only for the permitted use as stated in this Lease, and that any assumption or assignment of this Lease is subject to all of the provisions thereof and will not violate or affect the rights or agreements of any other tenants or occupants in the Building or of Landlord (including any mortgage or other financing agreement for the Building, (4) Trustee or Tenant must pay to Landlord at the time the next Monthly Base Rent is due under this Lease, in addition to such installment of Monthly Base Rent, an amount equal to the installments of Monthly Base Rent and Additional Rent due under this Lease for the next six (6) months of this Lease, said amount to be held by Landlord in escrow until either Trustee or Tenant defaults in its payment of Monthly Base Rent and Additional Rent or other obligations under this Lease (whereupon Landlord shall have the right to draw on such escrowed funds) or until the expiration of this Lease (whereupon the funds shall be returned to Trustee or Tenant except to the extent the funds have been drawn and not replaced); and (5) Trustee or Tenant must agree to pay to Landlord at any time Landlord is authorized to and does draw on the escrow account the amount necessary to restore such escrow account to the original level required by clause (4), above. The criteria stated above are not intended to be exhaustive or all-inclusive and Landlord may determine that the circumstances of Tenant or of this Lease require other or further assurances of future performance. In the event Tenant is unable to: (a) cure its defaults, (b) reimburse Landlord for its monetary damages, (c) pay the Monthly Base Rent and Additional Rent due under this Lease on time, or (d) meet that criteria and obligations imposed by (1) through (5), above, then Tenant hereby agrees in advance that it has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 17.b., above.

18.	PAYMENT OF TENANT'S OBLIGATIONS BY LANDLORD AND UNPAID RENT.

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense. If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable grace period set forth in this Lease, Landlord may, without waiving or releasing Tenant from any of its obligations hereunder, make any such payment or perform any such other required act on Tenant's part. All sums so paid by Landlord, and all necessary incidental costs, together with interest thereon […***…] then in effect, from the date of such payment by Landlord, shall be payable by Tenant to Landlord as Additional Rent hereunder, within thirty (30) days after Tenant’s receipt of an invoice, and Tenant covenants and agrees to pay any such sums. Landlord shall have (in addition to any other right or remedy of Landlord hereunder or at law) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Additional Rent.

19.	VOLUNTARY SURRENDER.

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the sole option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the sole option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies; provided however, that if Landlord elects to treat such termination as an assignment of any such sublease, Landlord shall have no obligation or liability to the subtenant thereunder for any claim, damage or injury which accrued prior to the date of surrender or mutual cancellation hereunder.

20.	ABANDONMENT OF PERSONAL PROPERTY.

Upon the expiration of the Term or earlier termination of this Lease, Tenant shall forthwith remove Tenant's goods and effects and those of any other persons claiming through or under Tenant, or subtenancies assigned to it, and quit and deliver the Premises to the Landlord peaceably and quietly. Goods and effects not removed by Tenant after termination of this Lease (or within forty-eight (48) hours after a termination by reason of Tenant's default) shall be considered abandoned. Landlord shall give Tenant notice of right to reclaim abandoned property pursuant to applicable local law and may thereafter dispose of the same as Landlord deems expedient, including public or private sale and/or storage in a public warehouse or elsewhere at the sole cost, and for the account, of Tenant, and Tenant shall promptly upon demand reimburse Landlord for any reasonable expenses incurred by Landlord in connection therewith, including reasonable attorneys' fees.

21.	HOLD-OVER.

If Tenant shall not immediately surrender the Premises at the expiration of the Term then Tenant shall, by virtue of the provisions of this Section 21, become a tenant by the month. In such event Tenant shall be required to pay one hundred fifty percent (150%) of the amount of the Monthly Base Rent then in effect and as subsequently escalated in accordance with the provisions hereof, together with all

*Confidential Treatment Requested

Additional Rent in effect during the last month of the Term commencing said monthly tenancy with the first day next after the end of the Term; and said Tenant, as a month-to-month tenant, shall be subject to all of the conditions and covenants of this Lease as though the same had originally been a monthly tenancy, except as otherwise provided above with respect to the payment of Rent. Each party hereto shall give to the other at least thirty (30) days written notice to quit the Premises, except in the event of non-payment of Rent provided for herein when due, or of the breach of any other covenant by the said Tenant, in which event, Tenant shall not be entitled to any notice to quit, the usual thirty (30) days’ notice to quit being expressly waived; provided, however, that in the event that Tenant shall hold over after expiration of the Term, and if Landlord shall desire to regain possession of said Premises promptly at the expiration of the Term, then at any time prior to the acceptance of the Rent by Landlord from Tenant, as a monthly tenant hereunder, Landlord, at its election or option, may reenter and take possession of the Premises forthwith, without process, or by any legal action or process in the State of Maryland.

22.	OPTION TO EXTEND TERM.

a.             Tenant shall have and is hereby granted the option to extend the Term hereof for one (1) period of five (5) years (the "Extension Period") commencing on the date immediately following the Lease Expiration Date, provided (i) Tenant delivers written notice (the “Extension Notice”) to Landlord, no earlier than twelve (12), and no later than nine (9), months prior to the Lease Expiration Date, time being of the essence, of Tenant's irrevocable election to exercise such extension option; (ii) no Event of Default has occurred during the Term and no event exists at the time of the exercise of such option or arises subsequent thereto, which event by notice and/or the passage of time would constitute an Event of Default if not cured within the applicable cure period; and (iii) Tenant has not assigned its interest in the Lease or sublet more than fifty percent (50%) of the Premises.

b.            All terms and conditions of the Lease, including without limitation all provisions governing the payment of Additional Rent and annual increases in Annual Base Rent, shall remain in full force and effect during the Extension Period, except that (i) Annual Base Rent (on a per rentable square foot basis) payable during the Extension Period shall equal the Fair Market Rental Rate (hereinafter defined) at the time of the commencement of the Extension Period and (ii) the Base Year in effect during the Extension Period shall be calendar year 2027 (the “New Base Year”). As used in this Lease, the term "Fair Market Rental Rate" shall mean the fair market rental rate that would be agreed upon between a landlord and a tenant entering into a lease for comparable space as to location, configuration, size and use, in a comparable Class A building as to quality, size, age and location which is located in the I-270 Corridor submarket with a comparable build-out and a comparable term assuming the following: (A) the landlord and tenant are informed and well-advised and each is acting in what it considers its own best interests; (B)  the tenant will continue to pay Pass-Through Costs as described above over the New Base Year; and (C)    the Fair Market Rental Rate shall take into consideration all then-applicable market tenant concessions then being offered in connection with the renewal of comparable office space in the I-270 Corridor submarket.

c.             Landlord and Tenant shall negotiate in good faith to determine the Annual Base Rent for the Extension Period, for a period of thirty (30) days after the date on which Landlord receives the Extension Notice. In the event Landlord and Tenant are unable to agree upon the Annual Base Rent for the Extension Period within said thirty (30)-day period, the Fair Market Rental Rate for the Premises shall be determined by a board of three (3) licensed real estate brokers, one of whom shall be named by the Landlord, one of whom shall be named by Tenant, and the two so appointed shall select a third (the “Third Broker”). Each real estate broker so selected shall be licensed in the State of Maryland as a real estate broker specializing in the field of office leasing in the I-270 Corridor submarket having no fewer than ten (10) years’ experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments promptly within ten (10) days after the expiration of the thirty (30)-day period, or sooner if mutually agreed upon. The two (2) brokers selected by Landlord and Tenant shall select the Third Broker within ten (10) days after they both have been appointed, and all three (3) brokers shall, within fifteen (15) days after the Third Broker is selected, submit his or her determination of the Fair Market Rental Rate. The Third Broker shall determine which determination of Fair Market Rental Rate made by Landlord’s broker or Tenant’s broker is closest to the determination of Fair Market Rental Rate made by the Third Broker (the “Closest Determination”). The Fair Market Rental Rate hereunder shall be the mean of the Closest Determination and the determination of Fair Market Rental Value made by the Third Broker. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the Third Broker.

d.            Should the Term of the Lease be extended hereunder, Tenant shall execute an amendment modifying the Lease, which amendment shall accurately set forth the Annual Base Rent for each year of the Extension Period and the other economic terms and provisions in effect during the Extension Period.

23.	PARKING.

a.     From and after the Commencement Date, Tenant shall be entitled to use, without charge during the Term (and any renewals thereof), […***…] in the aggregate (collectively, the "Parking Spaces"), which Parking Spaces shall be located on the surface lot adjacent to the Building (the "Surface Lot") and/or the parking structure adjacent to the Building (the "Parking Structure"). […***…] The Reserved Parking Spaces shall be

*Confidential Treatment Requested

locations mutually agreeable to Landlord and Tenant. Landlord shall have no obligation to "police" the Reserved Parking Spaces to ensure that such spaces are being used by Tenant only.

b.    Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the Surface Lot and/or the Parking Structure, and shall at all times abide by all reasonable rules and regulations promulgated by Landlord or the parking operator governing the use of the Surface Lot and/or the Parking Structure. Tenant understands and agrees that Landlord does not assume any responsibility for any damage or loss to any automobiles parked on the Surface Lot and/or the Parking Structure, or to any personal property located therein or thereon, or for any injury sustained by any person in or about the Surface Lot and/or the Parking Structure.

c.     Landlord shall install within the Parking Structure at least one (1) electric charging station for use by tenants of the Building, including Tenant. Such charging station shall be used for the charging of electric vehicles only and such use shall be subject to reasonable rules and regulations promulgated by Landlord from time to time relating to such use.

24.	NOTICES.

Any and all notices or demands required or permitted herein shall be in writing and served (a) personally, (b) by certified mail, return receipt requested, or (c) by guaranteed overnight courier, at the addresses provided in Section 1.h. above. If served personally, service shall be conclusively deemed made at the time of such delivery. If served by certified mail, service shall be conclusively deemed made forty-eight (48) hours after the deposit thereof in the United States mail, postage prepaid, pursuant to this Section 24. If served by overnight courier, service shall be conclusively deemed made one (1) business day after deposit with such courier. Either party may specify a different address according to the terms of this Section 24.

25.	BROKERS.

Landlord and Tenant recognize American Real Estate Partners Management LLC and Cushman and Wakefield of Maryland, Inc., collectively, as Landlord’s broker, and G&E Real Estate, Inc., d/b/a Newmark Grubb Knight Frank, as Tenant’s broker (collectively, the "Brokers") as the sole brokers with respect to this Lease and Landlord agrees to be responsible for the payment of any leasing commissions owed to the aforesaid Brokers in accordance with the terms of separate commission agreements entered into between Landlord and each of said Brokers. Landlord and Tenant each represents and warrants to the other that, except for the Brokers, no other broker has been employed in carrying on any negotiations relating to this Lease and shall each indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.

26.	ENVIRONMENTAL CONCERNS.

a.     Tenant, its agents, employees, contractors or invitees shall not (i) cause or permit any Hazardous Materials (hereinafter defined) to be brought upon, stored, used or disposed on, in or about the Premises and/or the Building, or (ii) knowingly permit the release, discharge, spill or emission of any Hazardous Material in or from the Premises.

b.    Tenant hereby agrees that it is and shall be fully responsible for all costs, expenses, damages or liabilities (including, but not limited to those incurred by Landlord and/or its mortgagee) which may occur from the use, storage, disposal, release, spill, discharge or emissions of Hazardous Materials by Tenant whether or not the same may be permitted by this Lease. Tenant shall defend, indemnify and hold harmless Landlord, its mortgagee and its agents from and against any claims, demands, administrative orders, judicial orders, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, resulting from the use, storage, disposal, release, discharge, spill or emission of any Hazardous Material, or the violation of any Environmental Laws (hereinafter defined), by Tenant, its agents, employees, contractors or invitees. The provisions of this Section 26 shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or in equity and shall survive the transactions contemplated herein or any termination of this Lease.

c.	As used in this Lease, the term "Hazardous Materials" shall include, without limitation:

(i)             those substances included within the definitions of "hazardous substances", "hazardous materials," toxic substances," or "solid waste" in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) ("CERCLA"), as amended by Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), and the Hazardous Materials Transportation Act, and in the regulations promulgated pursuant to said laws, all as amended;

(ii)            those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (of any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

(iii)           any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyl, (D) designated as a "hazardous substance" pursuant to Section 311 of the

Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to Section of the Clean Water Act (33 U.S.C. §1317); (E) flammables or explosives; or (F) radioactive materials.

d.    All federal, state or local laws, statutes, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authority or issued or promulgated thereunder shall be referred to as the "Environmental Laws".

e.     Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge (without independent investigation or inquiry), as of the Effective Date, the Building is free from Hazardous Materials in violation of any Environmental Laws. In the event it is determined that there exists in the Building Hazardous Materials in violation of any Environmental Laws, then, provided that such Hazardous Materials were not brought upon the Building by Tenant, or Tenant's agents, contractors, employees, assignees, subtenants or invitees, Landlord shall promptly cure such violation, or cause such violation to be cured.

27.	INTENTIONALLY OMITTED.

28.	RULES AND REGULATIONS.

Tenant shall at all times comply with the rules and regulations set forth in Exhibit D attached hereto and with any reasonable written additions thereto and modifications thereof adopted from time to time by Landlord; Tenant shall be given five (5) days written notice of any such written additions and modifications. Each such rule or regulation shall be deemed to be a covenant of this Lease to be performed and observed by Tenant.

29.	QUIET ENJOYMENT.

Landlord covenants that, if no Event of Default by Tenant then exists, Tenant shall at all times during the Term peaceably and quietly have, hold and enjoy the Premises without disturbance from Landlord, subject to the terms of this Lease and to the rights of the parties presently or hereinafter secured by any deed of trust or mortgage against the Building.

30.	USA PATRIOT ACT AND ANTI-TERRORISM LAWS.

Each party hereto represents and warrants to the other that (i) such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List and (ii) such party is currently in compliance with, and shall at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto.

31.	RIGHT OF FIRST OFFER.

a.             Subject to (i) the right of […***…] to renew the term of its lease at the Building in accordance with the express terms of such lease, (ii) the right of […***…] to renew the term of its lease at the Building in accordance with the express terms of such lease, (iii) the […***…] to lease the ROFO Space (hereinafter defined) in accordance with the express terms of such its lease at the Building, (iv) any renewal rights granted by Landlord after the Effective Date to any tenant of all or any portion of the ROFO Space, and (v) the right of any tenant of the ROFO Space (or any portion thereof) to negotiate an extension of the term of its lease of such space or a new lease demising such space, Tenant shall be granted during the Term the following right with respect to the ROFO Space. As used herein, the term “ROFO Space” shall collectively mean (A) the entire rentable area of the fourth (4th) floor of the Building and (B) that certain portion of the rentable area of the fifth (5th) floor of the Building that is not part of the Premises. Notwithstanding any provision of the Lease to the contrary, Tenant shall have no rights with respect to the ROFO Space or any other rights of first offer or refusal, or first right to negotiate, or any other expansion rights whatsoever, except as expressly provided in this Section 31.

b.            In the event that any ROFO Space becomes or is reasonably anticipated by Landlord to become vacant and available to lease by Tenant during the Term (following the expiration or earlier termination of an initial letting of any ROFO Space that is vacant as of the Commencement Date, including any renewal or extension periods for such letting), then, except as provided below, Landlord shall notify Tenant in writing (the “Availability Notice”) of the availability of the ROFO Space in question, and set forth in such Availability Notice (i) a description of the available ROFO Space (the "Available Space"), (ii) the base rent payable with respect to the Available Space, which base rent shall be comparable to the base rental rates then being offered to tenants entering into a lease for comparable space as to location, configuration, size and use, in a comparable Class A building as to quality, size, age and location which is located in the I-270 Corridor submarket with a comparable build-out and a comparable term (and which base rent shall take into consideration all then-applicable market tenant concessions then being offered in connection with the leasing of comparable office space in the I-270 Corridor submarket); and (iii) the date on which Landlord anticipates that the Available Space will be available for lease by Tenant (the “Availability Date”). Provided that (1) no default by Tenant then exists under the Lease; (2) Tenant has not assigned the Lease or sublet twenty-five percent (25%) or more of the Premises; (3) not less than thirty (30) months remain in the Term as of the Availability Date; and (4) Tenant notifies Landlord, in writing, within ten (10) business days after Tenant receives the Availability

*Confidential Treatment Requested

Notice, time being of the essence, of Tenant's irrevocable election to lease all (but not less than all) of the Available Space described in the Availability Notice on the terms and conditions set forth in the Availability Notice (the "Tenant Election Notice"), Tenant shall have the right to lease all, but not less than all, of the Available Space described in the Availability Notice on the terms and conditions set forth in the Availability Notice.

c.             In the event that Tenant timely delivers a Tenant Election Notice to Landlord, but Tenant asserts in the Tenant Election Notice that the base rent payable for the Available Space (as set forth in the Availability Notice) is not comparable to the base rental rates then being offered to tenants entering into a lease for comparable space as to location, configuration, size and use, in a comparable Class A building as to quality, size, age and location which is located in the I-270 Corridor submarket with a comparable build-out and a comparable term, then, Landlord and Tenant shall negotiate in good faith to determine the Annual Base Rent for the Available Space for a period of fifteen (15) days after the date on which Landlord receives the Tenant Election Notice (the "ROFO Negotiation Period"). In the event Landlord and Tenant are unable to agree upon the Annual Base Rent for the Available Space during the ROFO Negotiation Period, then, the Annual Base Rent for the ROFO Available Space shall be determined by a board of three (3) licensed real estate brokers, one of which shall be named by the Landlord, one of which shall be named by Tenant, and the two so appointed shall select a third (the “Third ROFO Broker”). Each real estate broker so selected shall meet the broker qualifications set forth in Section 22.c, above. Landlord and Tenant agree to make their appointments within ten (10) days after the expiration of the ROFO Negotiation Period, or sooner if mutually agreed upon. The two (2) brokers selected by Landlord and Tenant shall select the Third ROFO Broker within ten (10) days after they both have been appointed, and all three (3) brokers shall, within fifteen (15) days after the Third ROFO Broker is selected, submit his or her determination of the Annual Base Rent for the Available Space. The Third ROFO Broker shall determine which determination of such Annual Base Rent made by Landlord’s broker or Tenant’s broker is closest to the determination of such Annual Base Rent made by the Third ROFO Broker (the “Closest ROFO Determination”). The Annual Base Rent for the Available Space shall be the mean of the Closest ROFO Determination and the determination of such Annual Base Rent made by the Third Broker. Landlord and Tenant shall each pay the fee of the broker selected by it, and they shall equally share the payment of the fee of the Third ROFO Broker.

d.            In the event that Tenant timely delivers a Tenant Election Notice to Landlord, Landlord shall prepare an amendment modifying the Lease to incorporate the Available Space (the "ROFO Amendment"), which amendment shall set forth, among other things: (i) the amount of Annual Base Rent for the Available Space; and (ii) the adjustments to Tenant's obligation to pay Additional Rent caused by the addition of the Available Space. The term of the demise of the Available Space shall commence on the date on which Landlord delivers such Available Space to Tenant, at which time all of Tenant's obligations with respect to the Available Space shall commence; provided, however, that Tenant’s obligation to pay Annual Base Rent for the Available Space shall commence one hundred twenty (120) days after such delivery by Landlord. In the event that Tenant fails to timely deliver a Tenant Election Notice, then Landlord may lease the Available Space to any person or entity of its choice on whatever terms and conditions Landlord elects in its sole discretion. Notwithstanding anything to the contrary contained herein, in the event that Tenant elects to lease pursuant to the terms of this Section 31 that certain portion of the ROFO Space consisting of approximately 3,258 rentable square feet on the fifth (5th) floor of the Building (the “Currently Vacant ROFO Space”, as more particularly shown as the shaded space on the attached Exhibit A-1), then the ROFO Amendment shall reflect (A) an Annual Base Rent for the Currently Vacant ROFO Space equal (on a per rentable square foot basis) to the Annual Base Rent (on a per rentable square foot basis) then payable by Tenant for the Premises initially leased by Tenant under this Lease, (B) a tenant improvement allowance equal to Fifteen Dollars ($15.00) per rentable square foot of the Currently Vacant ROFO Space and (C) an abatement of Annual Base Rent payable with respect to the Currently Vacant ROFO Space equal to the number of months obtained by multiplying (x) nineteen (19), by (y) the fraction having a numerator equal to the number of full calendar months remaining in the initial term as of the Availability Date and having a denominator equal to one hundred thirty-nine (139).

e.             In the event Landlord and Tenant execute the ROFO Amendment, and Landlord is unable to deliver possession of the Available Space to Tenant on the Availability Date for any reason whatsoever, including without limitation the failure of an existing tenant to vacate such space, Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof. In such event, Landlord shall use reasonable efforts to make the Available Space available to Tenant as soon as reasonably practicable after the Availability Date.

f.              Tenant's rights under this Section 31 are personal to Sucampo Pharmaceuticals, Inc. and cannot be exercised by any assignee, subtenant or any other person or entity (other than a Qualified Tenant Affiliate that succeeds to the interest of Sucampo Pharmaceuticals, Inc. in accordance with the terms of this Lease).

32.	EXPANSION OPTION -- CURRENTLY VACANT ROFO SPACE.

a.             Subject to, and in accordance with the terms of this Section 32, Tenant shall have the right to lease the Currently Vacant ROFO Space from Landlord. Provided that Tenant has not previously leased the Currently Vacant ROFO Space pursuant to the terms of Section 31, above, and provided further that Tenant has not previously failed to timely deliver a Tenant Election Notice in response to an Availability Notice pertaining to the Currently Vacant ROFO Space pursuant to the terms of Section 31, above, Tenant shall have the option (the "Expansion Option") to expand the Premises to include the Currently Vacant ROFO Space, provided that (i) Tenant delivers written notice to Landlord of its exercise of the Expansion Option (the “Expansion Option Exercise Notice") no later than […***…] (ii) Tenant is not in monetary default of the Lease and no material non-monetary Event of Default exists as of the date of Tenant's delivery of the Expansion Option Exercise Notice, and (iii) Tenant has not assigned the Lease and is then in possession of and occupying at least seventy-five percent (75%) of the Premises as of the date of Tenant's delivery of the Expansion Option Exercise Notice and as of the Takeover Date (hereinafter defined). If Tenant timely delivers to Landlord an Expansion Option Exercise Notice, Landlord shall provide Tenant with written notice (the “Expansion Option Availability Date Notice”) identifying the anticipated availability date of the Currently Vacant ROFO Space (the "Anticipated Expansion Option Availability Date"); provided, however, that the Anticipated Expansion Option Availability Date shall occur during the period commencing on […***…] as determined by Landlord. Landlord shall deliver the Expansion Option Availability Date Notice to Tenant no later than one hundred eighty (180) days following the date on which Landlord receives the Expansion Option Exercise Notice from Tenant. In the event that after the delivery of an Expansion Option Availability Date Notice, the Currently Vacant ROFO becomes or is reasonably anticipated by Landlord to become vacant and freely available for Landlord to lease to Tenant prior to the date set forth in the Expansion Option Availability Date Notice as the Anticipated Expansion Option Availability Date, Landlord shall have the right to give Tenant notice of a new anticipated delivery date for the Currently Vacant ROFO Space (an "Amended Expansion Option Availability Date Notice") at least ninety (90) days prior to such new anticipated delivery date (which new date shall become the Anticipated Expansion Option Availability Date with respect to the Currently Vacant ROFO Space). Notwithstanding the foregoing, in no event shall any new anticipated delivery date be earlier than twelve (12) months prior to the original Anticipated Expansion Option Availability Date. In the event Tenant shall have previously delivered an Expansion Option Exercise Notice, upon Landlord's delivery of an Amended Expansion Option Availability Date Notice, the previously delivered Expansion Option Availability Date Notice shall become null and void and of no further force or effect. Upon delivery of an Amended Expansion Option Availability Date Notice, Tenant shall only be entitled to exercise its Expansion Option with respect to the Currently Vacant ROFO Space by delivering to Landlord a new Expansion Option Exercise Notice on or before the later of (1) the date that is thirty (30) days after Tenant's receipt of Landlord's Amended Expansion Option Availability Date Notice or (2) the date that is twelve (12) months prior to the new Anticipated Expansion Option Delivery Date. In the event that Tenant fails to (A) timely deliver the Expansion Option Exercise Notice or (B) otherwise comply with any condition set forth in this Section 32.a, Tenant's Expansion Option shall immediately terminate. In the event Tenant's Expansion Option is terminated, Landlord shall have the right to lease the Currently Vacant ROFO Space at any time to any other person or entity upon any terms and conditions which Landlord desires, in its sole discretion.

b.            Landlord and Tenant agree that the Annual Base Rent payable for the Currently Vacant ROFO Space shall be the base rental rates then being offered to tenants entering into a lease for comparable space as to location, configuration, size and use, in a comparable Class A building as to quality, size, age and location which is located in the I-270 Corridor submarket with a comparable build- out and a comparable term taking into consideration all then-applicable market tenant concessions then being offered in connection with the leasing of comparable office space in the I-270 Corridor submarket (the “Expansion Option Market Rate”).

c.             If Tenant timely exercises the Expansion Option and otherwise has the right to lease the Currently Vacant ROFO Space pursuant to the terms of this Section 32, Landlord and Tenant shall execute a lease amendment (the “Expansion Option Amendment”) which shall set forth the terms pursuant to which Tenant shall lease the Currently Vacant ROFO Space.

d.            If Tenant leases the Currently Vacant ROFO Space, within the time and in the manner provided in this Section 32, then as of the Takeover Date, the following shall apply:

(i)             the Currently Vacant ROFO Space shall be added to, and become a part of, the Premises, and Tenant's lease thereof shall be governed by all of the provisions of this Lease (including that the Term with respect to the Currently Vacant ROFO Space shall be coterminous with the Term for the remainder of the Premises), which shall continue in full force and effect and be applicable to the Currently Vacant ROFO Space;

(ii)            the rentable square footage of the Premises shall be increased by the rentable square forage of the Currently Vacant ROFO Space;

(iii)           Tenant shall commence paying Rent based upon the newly increased rentable square footage of the Premises, provided, however, that Tenant’s obligation to pay Annual Base Rent for the Currently Vacant ROFO Space shall commence one hundred twenty (120) days after such delivery by Landlord;

(iv)          the Annual Base Rent per rentable square foot of the Currently Vacant ROFO Space shall be equal to the amount set forth in the Expansion Option Amendment;

(v)           the Currently Vacant ROFO Space shall be delivered to Tenant broom clean and free of personal property and any prior tenancies but otherwise in its "as-is" condition, and Landlord shall have no other obligation to make any alterations, decorations, additions or improvements in or to the Currently Vacant ROFO Space; and

(vi)          the "Takeover Date" shall be the date Landlord delivers the Currently Vacant ROFO Space to Tenant, provided, however, that the Takeover Date shall not occur prior to the

*Confidential Treatment Requested

Anticipated Expansion Option Availability Date, except to the extent provided otherwise in the Expansion Option Amendment or consented to by Tenant.

e.             The Expansion Option shall be personal to Sucampo Pharmaceuticals, Inc. and can not be exercised by any assignee, subtenant or any other person or entity whatsoever (other than a Qualified Tenant Affiliate that succeeds to the interest of Sucampo Pharmaceuticals, Inc. in accordance with the terms of this Lease).

f.              Landlord and Tenant hereby expressly acknowledge and agree that to the extent Landlord determines to construct the Currently Vacant Premises as a “spec” suite, then, Landlord shall inform Tenant thereof and Tenant shall have the right to make suggestions to Landlord concerning the materials and finishes used by Landlord in connection with such construction.

33.	TENANT’S TERMINATION OPTION.

a.             Tenant shall have a one (1)-time right to terminate this Lease, subject to the terms and conditions set forth in this Section 33. Tenant may exercise such option to terminate this Lease by delivering to Landlord, […***…], an irrevocable written notice of termination (the “Termination Notice”), time being of the essence. In the event that Tenant timely delivers the Termination Notice to Landlord, and provided no monetary default of this Lease exists and no material non-monetary Event of Default exists by Tenant, either at the time it delivers the Termination Notice to Landlord or at any time between such date and the Termination Date (hereinafter defined), this Lease shall terminate as of the Termination Date, subject to the terms and conditions set forth in this Section 33. As used herein, the term "Termination Date" shall mean […***…].

b.            In order for the Termination Notice to be effective, the Termination Notice shall include a check payable to Landlord (the “Termination Payment”) in an amount equal to the sum of (i) the then- unamortized costs (as of the Termination Date) incurred by Landlord in connection with this Lease, which costs shall include all leasing commissions paid by Landlord, the amount of the Improvement Allowance, the amount of Annual Base Rent abated pursuant to the terms of Section 4.a(iv), above, and Landlord's reasonable legal fees (collectively, the "Leasing Costs"), plus (ii) two (2) installments of Monthly Base Rent payable by Tenant as of the Termination Date. The amortization of the Leasing Costs shall be effected as though the total of such costs was the principal amount of a promissory note, bearing interest at the rate […***…], where the principal (and all interest thereon) shall be repaid in equal monthly installments of principal and interest, commencing on the Commencement Date, in such amount as to cause the principal balance to be reduced to zero as of the Lease Expiration Date. The Termination Payment shall be in addition to, and not in lieu of, the payments of Annual Base Rent and all other charges accruing under this Lease. Time shall be of the essence with respect to delivery of the Termination Notice and the Termination Payment. Notwithstanding the foregoing, in the event that Tenant fails to deliver the Termination Payment (time being of the essence), then, at Landlord’s sole option, the Termination Notice may be deemed by Landlord to be void and of no further force and effect and Landlord, if the Termination Notice is deemed invalid, shall return the Termination Payment to Tenant. A summary of the Leasing Costs and the calculation of the Termination Payment is attached hereto as Exhibit G.

c.             If this Lease is terminated pursuant to and in accordance with the provisions of this Section 33, then, as of the Termination Date, neither Landlord nor Tenant shall have any rights or obligations under this Lease and Landlord shall be free to lease the Premises to any persons or entities for a term beginning after the Termination Date; provided that Tenant shall vacate the Premises in accordance with the terms and conditions of this Lease on or before the Termination Date; and provided further, however, that Tenant shall remain obligated for any liabilities or obligations under the Lease (including without limitation the obligation to pay Annual Base Rent and all other amounts payable under this Lease) accruing prior to the Termination Date, which obligation shall survive indefinitely the termination of this Lease.

d.            Should Tenant fail to surrender the Premises to Landlord on or before the Termination Date in accordance with the terms and provisions of this Lease, time being of the essence, then, at Landlord’s sole option: (i) Landlord shall be entitled to immediately exercise all of the rights and remedies available to Landlord under this Lease upon an Event of Default by Tenant hereunder (and such other rights and remedies as may be available to Landlord at law or in equity); (ii) Tenant shall be liable to Landlord as a hold-over tenant under this Lease and shall be subject to the terms and conditions of Section 21, above; and (iii) if Tenant fails to surrender the Premises to Landlord within ten (10) days after notice by Landlord, the Termination Notice may be deemed void and of no further force or effect and this Lease shall continue in full force and effect, in which event Landlord shall return the Termination Payment to Tenant and all rights of Tenant under this Section 33 shall immediately lapse and be of no further force or effect. Tenant shall indemnify and hold harmless Landlord from and against any and all costs, expenses, liabilities and damages (including attorneys’ fees) resulting from such holding over, including but not limited to any costs, expenses, liabilities or damages resulting from (1) Landlord’s failure to deliver the Premises to a prospective tenant; and (2) Landlord's removal from the Premises of any of Tenant's equipment, furniture or personal property in order to deliver possession of the Premises to a prospective tenant.

e.             Tenant's rights under this Section 33 are personal to Sucampo Pharmaceuticals, Inc. and cannot be exercised by any assignee, subtenant or any other person or entity whatsoever (other than a Qualified Tenant Affiliate that succeeds to the interest of Sucampo Pharmaceuticals, Inc. in accordance with the terms of this Lease).

*Confidential Treatment Requested

34.          EXTERIOR BUILDING SIGN. In the event that tenant leases at least 24,244 rentable square feet of office space in the building, and tenant has not sublet fifty percent (50%) or more of the premises initially leased by tenant pursuant to this lease, Tenant, at Tenant's sole cost and expense (it being expressly understood, however, that Tenant may use a portion of the Improvement Allowance against costs and expenses incurred by Tenant in connection with the installation of the Exterior Building Sign [hereinafter defined]), shall have the non-exclusive right to install one (1) exterior, back-lit building sign at the Building (the "Exterior Building Sign") containing Tenant's name and/or Tenant's corporate logo. The location of the Exterior Building Sign is more particularly set forth on the attached Exhibit E, provided, however, that such location shall be subject to the Applicable Signage Laws (hereinafter defined). Tenant shall install the Exterior Building Sign provided that (i) Landlord has approved the Exterior Building Sign, the method of installation of the Exterior Building Sign and the contractor that will install the Exterior Building Sign, which approvals shall not be unreasonably withheld, conditioned or delayed, (ii) the Exterior Building Sign is permitted under, and conforms to, any covenants, conditions or restrictions affecting the Project and any applicable laws, rules and regulations, including the requirements of the City of Rockville, Montgomery County, the State of Maryland and the King Farm Comprehensive Sign Plan (collectively, the "Applicable Signage Laws"), and (iii) Tenant has obtained all permits, licenses and approvals that may be required in order to install the Exterior Building Sign, including without limitation the approval of any owners association with jurisdiction over the Project. The exact size, style, design, dimensions and other components of the Exterior Building Sign shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed and the requirements of the Applicable Signage Laws. Landlord reserves the right to approve in its reasonable discretion the manner in which the Exterior Building Sign is affixed to the Building. In order to obtain Landlord's approval, Tenant must submit to Landlord for Landlord's approval samples of materials to be used for the Exterior Building Sign (showing, among other things, the thickness thereof), samples of any colors to be used for the Exterior Building Sign, complete shop drawings of the Exterior Building Sign and plans and specifications for the actual construction and attachment of the Exterior Building Sign. The Exterior Building Sign shall be installed by a contractor reasonably approved by Landlord and maintained by a contractor reasonably acceptable to Landlord. On or before the end of the Term, or in the event that Tenant assigns this Lease, or in the event Tenant is no longer leasing at least 24,244 rentable square feet of space in the Building, or in the event Tenant subleases fifty percent (50%) or more of the Premises initially leased by Tenant pursuant to this Lease, Tenant shall, at Tenant's sole cost and expense, have a contractor reasonably approved by Landlord remove the Exterior Building Sign and restore the portions of the Building affected thereby to the condition which existed immediately prior to the installation of the Exterior Building Sign. If Tenant fails to timely remove the Exterior Building Signage or fails to restore the Building in accordance with the terms of the immediately preceding sentence, Landlord shall have the right, but not the obligation, to undertake such removal and/or restoration and Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in connection therewith, within thirty (30) days after Tenant’s receipt of an invoice therefor. Tenant shall obtain property insurance coverage for the Exterior Building Sign and such Exterior Building Sign shall be included in Tenant's comprehensive liability insurance required pursuant to the Lease. Tenant's rights under this Section 34 are personal to Sucampo Pharmaceuticals, Inc. and no assignee or sublessee of Tenant shall have any exterior signage rights hereunder (other than a Qualified Tenant Affiliate that succeeds to the interest of Sucampo Pharmaceuticals, Inc. in accordance with the terms of this Lease). Tenant hereby agrees to indemnify and hold Landlord and its agents, officers, directors and employees harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys' fees) incurred by or claimed against Landlord and its agents, officers, directors and employees, directly or indirectly, as a result of or in any way arising from the installation, maintenance, repair, operation, removal or existence of the Exterior Building Sign. Notwithstanding anything to the contrary contained in this Section 34, if this Lease is assigned to a Qualified Tenant Affiliate in accordance with the terms of this Lease, then, subject to the terms of this Section 34, such Qualified Tenant Affiliate shall have the right to install one (1) exterior sign on the Building in accordance with the terms of this Section 34, provided, however, that the Exterior Building Sign installed by Tenant has been previously removed from the Building in accordance with the terms of this Section 34.

35.	ROOFTOP EQUIPMENT.

a.             Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to use a portion of the roof of the Building (the "Roof") no larger than one hundred (100) square feet and selected by Landlord in the exercise of Landlord’s reasonable discretion, for the installation of satellite dish(es), antenna(e) and the cabling and wiring associated therewith (collectively, the "Rooftop Equipment"), provided that (i) the Rooftop Equipment sought to be installed by Tenant is permitted under, and conforms to the requirements of, the laws, rules and regulations of the State of Maryland, any other governmental or quasi-governmental authorities having jurisdiction over the Building and any restrictive covenants or other documents governing the use of the Building; (ii) Tenant obtains and maintains all permits, licenses, variances, authorizations and approvals that may be required in order to install such Rooftop Equipment; (iii) Tenant shall obtain insurance coverages required by Landlord relating to the installation and operation of such Rooftop Equipment; (iv) Tenant shall install any screen or other covering for the Rooftop Equipment that Landlord may reasonably require in order to camouflage or conceal the Rooftop Equipment; (v) Landlord shall have approved in its reasonable discretion the number, dimensions and specifications for the Rooftop Equipment and the proposed method of attaching the Rooftop Equipment to the Roof; and (vi) Landlord's engineer determines that the portion of the Roof on which Tenant desires to install the Rooftop Equipment is capable of bearing the weight of the Rooftop Equipment.

b.            Prior to or contemporaneous with requesting Landlord's approval of the installation of the Rooftop Equipment, Tenant shall provide to Landlord: (i) plans and specifications for the Rooftop

Equipment; (ii) copies of all required governmental and quasi-governmental permits, licenses, special zoning variances, and authorizations for the installation and operation of the Rooftop Equipment, all of which Tenant shall obtain at its own cost and expense; and (iii) a policy or certificate of insurance evidencing such insurance coverage as may be required by Landlord for the installation, operation and maintenance of the Rooftop Equipment and sufficient to cover, inter alia, the indemnities from Tenant to Landlord provided in the Lease relating to the installation, maintenance, operation and removal of the Rooftop Equipment. Landlord may withhold its approval of the installation of the Rooftop Equipment if the installation, operation or removal of the Rooftop Equipment may (A) damage the structural integrity of the Building or void any warranty or guaranty applicable to the Roof or the Building; or (B) cause the violation of any zoning ordinance or other governmental or quasi-governmental law, rule or regulation applicable to the Building. Landlord may require as a precondition to its approval of the installation of the Rooftop Equipment that Tenant (or, at Landlord's option, Landlord), at Tenant's sole cost and expense, install additional structural support (in a manner determined by Landlord's engineer in its sole discretion) to the portion of the Roof on which Tenant desires to install the Rooftop Equipment. Tenant shall not be entitled to rely on any such approval as being a representation by Landlord that such installation and operation is permitted by or in accordance with any zoning ordinance or other governmental or quasi-governmental law, rule or regulation applicable to the Building.

c.             Landlord shall be provided with access to the Roof, including the portion of the Roof on which the Rooftop Equipment is located, in order to inspect the Rooftop Equipment and Roof to determine, inter alia, if the Rooftop Equipment is causing damage to the Roof or any other part of the Building and/or to repair the Roof or remove or relocate the Rooftop Equipment. Landlord, at its reasoanble option and discretion, may require Tenant, at any time prior to the expiration of the Lease, to terminate the operation of the Rooftop Equipment if it is causing physical damage to the structural integrity of the Building or voids any warranty or guaranty applicable to the Roof or the Building, or is interfering with any satellite dish, antennae or other telecommunications device being operated on the Roof or elsewhere in the Building by any tenant in the Building or other licensee authorized by Landlord (and was installed prior to the applicable Rooftop Equipment), or causing the violation of any condition or provision of the Lease or any governmental or quasi-governmental law, rule or regulation (now or hereafter in effect) applicable to the Building.

d.            Throughout the Term, Tenant shall (i) ensure that the Rooftop Equipment complies with all applicable laws; (ii) cause engineers reasonably acceptable to Landlord to inspect the Rooftop Equipment at least twice yearly to verify that such equipment is functioning properly; and (iii) maintain the Rooftop Equipment in good order and repair. Should Tenant fail to properly maintain or repair the Rooftop Equipment, Landlord may, but shall not be obligated to, undertake such maintenance or repairs, and all such reasonable costs shall constitute Additional Rent hereunder.

e.             Tenant acknowledges that the rights contained in this Section 35 are non-exclusive, and that Landlord may grant such rights to any other tenant in the Building or any other licensee of Landlord's choice (whether or not such licensee is a tenant of the Building). Tenant expressly acknowledges that it may not (i) license or otherwise permit third parties to install on the Roof of the Building or anywhere else in the Premises, any communications equipment, HVAC equipment or any other equipment; (ii) permit any third party to use any portion of the Roof for any purpose whatsoever; or (iii) utilize the Rooftop Equipment as a direct means of generating revenue. The breach of this provision shall constitute an Event of Default under this Lease.

f.              At the expiration or earlier termination of the Lease, Tenant, at Tenant's sole cost, shall remove the Rooftop Equipment from the Building, and Tenant shall restore the area where the Rooftop Equipment was located to its condition existing prior to such installation in a manner and with materials determined by Landlord. In the event Tenant fails to promptly do so, Tenant hereby authorizes Landlord to remove the Rooftop Equipment and restore the area of the Roof and the other portions of the Building affected thereby, and all reasonable costs and expenses incurred by Landlord in connection therewith shall be immediately reimbursed by Tenant to Landlord upon Tenant’s receipt of an invoice therefor. Tenant's obligation to perform and observe this covenant shall survive the expiration or earlier termination of the Term.

g.            Tenant covenants and agrees that the installation, maintenance, repair, operation and removal of the Rooftop Equipment shall be at its sole cost and risk. Tenant covenants and agrees absolutely and unconditionally to indemnify, defend and hold Landlord harmless from and against all claims, actions, damages, liability, judgments, settlements, costs and expenses (including reasonable attorneys' fees and expenses) suffered or sustained by Landlord resulting from the installation, operation, maintenance, removal or existence of the Rooftop Equipment, including without limitation any loss or injury resulting from transmissions from the Rooftop Equipment.

h.            The rights contained in this Section 35 are personal to Sucampo Pharmaceuticals, Inc. and may not be exercised by any assignee, subtenant or licensee of Tenant or any other person or entity whatsoever (other than an assignee that succeeds to the interest of Sucampo Pharmaceuticals, Inc. in accordance with the terms of this Lease).

i.              Tenant shall be entitled to connect the Rooftop Equipment to the Building's electric power source; provided, however, that: (i) the method of connecting any component of the Rooftop Equipment to the Building's electric power source and the specific location in the Building at which such connection shall be effected, shall be subject to Landlord's prior reasonable approval; and (ii) such connection shall be undertaken by licensed contractor(s) approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. The cost of connecting the Rooftop Equipment to the Building's electric power source and the cost of all electricity consumed by the Rooftop Equipment shall be borne solely by Tenant. In addition, Tenant shall pay Landlord for all water utilized by the Rooftop Equipment as Additional Rent. Tenant hereby agrees to indemnify and hold Landlord and its agents, officers, directors and employees harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys’ fees) incurred by or claimed against Landlord and its agents, officers, directors and employees, directly or indirectly, as a result of the connection of any component of the Rooftop Equipment to, or the removal of any component of the Rooftop Equipment from, the Building's electric power source.

36.	MISCELLANEOUS PROVISIONS.

a. Time is of the essence with respect to all of Landlord’s and Tenant's obligations under this Lease.

b.    The waiver by Landlord or Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition of any prior or subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any prior breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such prior breach at the time of acceptance of such Rent.

c.     In the event of any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party the fees of its attorneys in such action or proceeding in such amount as the court may judge to be reasonable for such attorneys' fees.

d.    Except as expressly otherwise provided in this Lease, all of the provisions of this Lease shall bind and inure to the benefit of the parties hereto and to their heirs, successors, representatives, executors, administrators, transferees and assigns. The term "Landlord," as used herein, shall mean only the owner of the Building and the Land or of a lease of the Building and the Land, at the time in question, so that in the event of any transfer or transfers of title to the Building and the Land, or of Landlord's interest in a lease of the Building and the Land, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing before such transfer, and it shall be deemed, without further agreement, that such transferee has assumed and agreed to perform and observe all obligations of Landlord herein during the period it is the holder of Landlord's interest under this Lease.

e.     At Landlord's request, Tenant will execute a memorandum of this Lease in recordable form setting forth such provisions hereof as Landlord deems desirable. Further, at Landlord's request, Tenant shall acknowledge before a notary public its execution of this Lease, so that this Lease shall be in form for recording. The cost of recording this Lease or memorandum thereof shall be borne by Landlord.

f.     Notwithstanding any provision to the contrary herein, Tenant shall look solely to the estate and property of Landlord in and to the Land and the Building in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Premises, shall be limited to such estate and property of Landlord in and to the Land and the Building. No properties or assets of Landlord other than the estate and property of Landlord in and to the Building and no property owned by any partner of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant's use of the Premises.

g.    Landlord and Landlord's agents have made no representations or promises with respect to the Building, the Land or the Premises except as herein expressly set forth.

h.     Landlord and Tenant shall be excused from performing an obligation or undertaking provided for in this Lease so long as such performance is prevented or delayed, retarded or hindered by an Act of God, force majeure, fire, earthquake, flood, explosion, action of the elements, war, invasion, insurrection, riot, mob violence, sabotage, inability to procure or a general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, strike, lockout, action of labor unions, a taking by eminent domain, requisition, laws, orders of government, or of civil, military or naval authorities, inability to obtain, or delays in obtaining, permits or other governmental approvals, or any other cause whether similar or dissimilar to the foregoing, not within the reasonable control of Landlord or Tenant, as applicable, including delays in obtaining permits or governmental approvals or delays for adjustments of insurance (collectively, “Force Majeure”); provided, however, that no such event or cause shall relieve Tenant of its obligations hereunder to make full and timely payments of Rent as provided herein.

i.      Tenant hereby elects domicile at the Premises for the purpose of service of all notices, writs of summons or other legal documents or process in any suit, action or proceeding which Landlord or any mortgagee may undertake under this Lease.

j.      Landlord shall not be liable to Tenant for any damage caused by other tenants or persons in the Building or caused by operations of others in the construction of any private, public or quasi-public work.

k.     If in this Lease it is provided that Landlord's consent or approval as to any matter will not be unreasonably withheld or delayed, and it is established by a court or body having final jurisdiction thereover that Landlord has been unreasonable, the sole effect of such finding shall be that Landlord shall be deemed to have given its consent or approval, but Landlord shall not be liable to Tenant in any respect for money damages or expenses incurred by Tenant by reason of Landlord having withheld its consent. Nothing contained in this paragraph shall be deemed to limit Landlord's right to give or withhold consent unless such limitation is expressly contained in the paragraph to which such consent pertains.

l. Intentionally Omitted.

m.   This Lease and the Exhibits hereto constitute the entire agreement between the parties, and supersedes any prior agreements or understandings between them. This Lease is not effective until executed and delivered by Landlord and Tenant and approved by any current mortgagee of the Building and/or the Land. The provisions of this Lease may not be modified in any way except by written agreement signed by both parties.

n.     This Lease shall be subject to and construed in accordance with the laws of the State of Maryland.

o.    Tenant (and any guarantor of this Lease), within fifteen (15) days after Landlord delivers to Tenant (or such guarantor) written request therefor (“Financial Statement Request”), will provide Landlord with a copy of its most recent financial statements, consisting of a Balance Sheet, Earnings Statement, Statement of Changes in Financial Position, Statement of Changes in Owner's Equity, and related footnotes, prepared in accordance with generally accepted accounting principles. Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy by Tenant's (or the guarantor's, if applicable) chief financial officer. The financial statements provided must be as of a date not more than twelve (12) months prior to the date of the Financial Statement Request. Landlord shall retain such statements in confidence, but may provide copies to lenders and potential lenders as required. Notwithstanding the foregoing, Landlord shall not deliver more than one (1) Financial Statement Request in any twelve (12) month period, unless Landlord delivers such Financial Statement Request (i) at the request of Landlord's lender or potential lender or a potential buyer of the Building, or (ii) in response to a Tenant default of this Lease.

p.    Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge (without independent investigation or inquiry), as of the Effective Date, the Building and the Premises are free of mold and mildew.

[signatures appear on the following page]

IN WITNESS WHEREOF, duly authorized representatives of Landlord and Tenant have executed this Office Lease Agreement under seal on the day and year first above written.

LANDLORD:

FOUR IRVINGTON CENTRE ASSOCIATES, LLC,
a Maryland limited liability company

By:	ACP/Utah Four Irvington, LLC, a Delaware limited liability company, its Sole Member and Manager

	By:	ACP Four Irvington Investors LLC, a Delaware limited liability company, its Manager

		By:	ACP Four Irvington Manager LLC, a Delaware limited liability company, its Manager

By:
Name:
Title:

TENANT:

SUCAMPO PHARMACEUTICALS, INC., a
Delaware corporation

By:
Name:
Title:

LIST OF EXHIBITS

EXHIBIT A:	Floor Plan of Premises
EXHIBIT A-1:	Floor Plan of Currently Vacant ROFO Space
EXHIBIT B:	Work Agreement
EXHIBIT C:	Janitorial Specifications
EXHIBIT D:	Rules and Regulations
EXHIBIT E:	Location of Exterior Building Sign
EXHIBIT F:	Base Building Shell Definition
EXHIBIT G:	Summary of Leasing Costs / Calculation of Termination Payment

EXHIBIT A

FLOOR PLAN OF PREMISES

EXHIBIT A-1

FLOOR PLAN OF CURRENTLY VACANT ROFO SPACE

EXHIBIT B WORK AGREEMENT

This Work Agreement (the "Work Agreement") is attached to and made a part of that certain Office Lease Agreement (the "Lease") dated , 2015 by and between FOUR IRVINGTON CENTRE ASSOCIATES, LLC, as landlord ("Landlord"), and SUCAMPO PHARMACEUTICALS, INC., as tenant ("Tenant"), for the premises (the "Premises") described therein in the building having a street address of 805 King Farm Boulevard, Rockville, Maryland (the "Building"). It is the intent of this Work Agreement that Tenant shall be permitted freedom in the design and layout of the Premises, consistent with applicable building codes and requirements of law, including without limitation the Americans with Disabilities Act, and with sound architectural and construction practice in first-class office buildings, provided that neither the design nor the implementation of the Tenant Improvements (hereinafter defined) shall cause any interference to the operation of the Building's HVAC, mechanical, plumbing, life safety, electrical or other systems or to other Building operations or functions, nor increase maintenance or utility charges for operating the Building. Capitalized terms not otherwise defined in this Work Agreement shall have the meanings set forth in the Lease. In the event of any conflict between the terms hereof and the terms of the Lease, the terms hereof shall prevail for the purposes of design and construction of the Tenant Improvements.

A.            TENANT IMPROVEMENTS.

1.             As-Is Condition. Landlord shall have no obligation to perform or cause the performance or construction of any improvements in or to the Premises and Landlord shall deliver the Premises to Tenant in its "as-is" condition. Tenant hereby acknowledges that, except as otherwise expressly set forth in the Lease, Landlord has made no representations or warranties to Tenant with respect to the condition of the Premises or the working order of any systems or improvements therein existing as of the date of delivery.

2.             Tenant Improvements. Tenant, at its sole cost and expense, shall furnish and install in the Premises in accordance with the terms of this Work Agreement, the improvements set forth in the Tenant's Plans (hereinafter defined) which are subject to Landlord's approval in accordance with Paragraph B.3, below (the "Tenant Improvements"). All costs of all design, space planning, and architectural and engineering work for or in connection with the Tenant Improvements, including without limitation all drawings, plans, specifications, licenses, permits or other approvals relating thereto, and all insurance and other requirements and conditions hereunder, and all costs of construction, including supervision thereof, shall be at Tenant's sole cost and expense, subject to the application of the Improvement Allowance in accordance with the terms of this Work Agreement. Landlord and Tenant hereby expressly acknowledge and agree that the Tenant Improvements may contain certain work in or to the elevator lobby on the fifth (5th) floor of the Building and that any such work shall be reflected in the Tenant’s Plans for the Tenant Improvements.

B.	PLANS AND SPECIFICATIONS

1.             Space Planner. Tenant shall retain the services of an architectural firm approved by Landlord (the "Space Planner"), which approval shall not be unreasonably withheld, conditioned or delayed, to design the Tenant Improvements in the Premises and prepare the Final Space Plan (hereinafter defined) and the Contract Documents (hereinafter defined). Notwithstanding the forgoing, Landlord hereby acknowledges that Form Architects is hereby pre-approved by Landlord to serve as the Space Planner. The Space Planner shall meet with the Landlord and/or Landlord's building manager from time to time to obtain information about the Building and to insure that the improvements envisioned in the Contract Documents do not interfere with and/or affect the Building or any systems therein. The Space Planner shall prepare all space plans, working drawings, and plans and specifications described in Paragraph B.3, below, in conformity with the base Building plans and systems, and the Space Planner shall coordinate its plans and specifications with the Engineers (hereinafter defined) and Landlord. All fees of the Space Planner shall be borne solely by Tenant, subject to application of the Improvement Allowance as hereinafter provided.

2.             Engineers. Tenant shall retain the services of mechanical, electrical, plumbing and structural engineers approved by Landlord (the "Engineers"), which approval shall not be unreasonably withheld, conditioned or delayed, to (i) design the type, number and location of all mechanical systems in the Premises, including without limitation the heating, ventilating and air conditioning system therein, the Telecom Equipment Cabling, fire alarm system and to prepare all of the mechanical plans, (ii) to assist Tenant and the Space Planner in connection with the electrical design of the Premises, including the location and capacity of light fixtures, electrical receptacles and other electrical elements, and to prepare all of the electrical plans, (iii) to assist Tenant and the Space Planner in connection with plumbing-related issues involved in designing the Premises and to prepare all of the plumbing plans and (iv) assist Tenant and the Space Planner in connection with the structural elements of the Space Planner's design of the Premises and to prepare all of the structural plans. All fees of the Engineers shall be borne solely by Tenant, subject to application of the Improvement Allowance as hereinafter provided.

3.	Time Schedule.

a.             Tenant shall furnish to Landlord for its review and approval a proposed detailed space plan for the Tenant Improvements (the "Final Space Plan") prepared by the Space

Planner, in consultation with Landlord and the Engineers. The Final Space Plan shall contain the information and otherwise comply with the requirements therefor described in Schedule B-1 attached hereto. Landlord shall advise Tenant of Landlord's approval or disapproval of the Final Space Plan within five (5) business days after Tenant submits the Final Space Plan to Landlord. Tenant shall promptly revise the proposed Final Space Plan to meet Landlord's objections, if any, and resubmit the Final Space Plan to Landlord for its review and approval.

b.            After Landlord approves the Final Space Plan, Tenant shall furnish to Landlord for its review and approval, all architectural plans, working drawings and specifications (the "Contract Documents") necessary and sufficient (i) for the construction of the Tenant Improvements; and (ii)  to enable Tenant to obtain a building permit for the construction of the Tenant Improvements by the Contractor (hereinafter defined). The Contract Documents shall contain the information and otherwise comply with the requirements therefore described in Schedule B-2 attached hereto and shall set forth the location of any core drilling by Tenant (the approval of same shall be subject to Landlord's approval in its sole discretion). Landlord shall advise Tenant of Landlord's approval or disapproval of the Contract Documents, or any of them, within five (5) business days after Tenant submits the Contract Documents to Landlord. Tenant shall promptly revise the Contract Documents to meet Landlord's objections, if any, and resubmit the Contract Documents to Landlord for its review and approval. Landlord shall advise Tenant of Landlord's approval or disapproval of the revised Contract Documents within five (5) business days after Tenant submits same. Notwithstanding anything herein to the contrary, approval by Landlord of the Contract Documents shall not constitute an assurance by Landlord that the Contract Documents: (a) satisfy Legal Requirements (hereinafter defined), (b) are sufficient to enable Tenant to obtain a building permit for the undertaking of the Tenant Improvements in the Premises, or (c) will not interfere with, and/or otherwise affect, base Building or base Building systems.

c.             The Final Space Plan and the Contract Documents are referred to collectively herein as the "Tenant's Plans."

d.            The Tenant Improvements shall be of first-class quality, commensurate with the level of improvements for a first-class tenant in a Class A office building in the I-270 Corridor submarket. The Tenant's Plans shall be prepared in accordance with a Data Cadd or convertible DXF format for working drawings (using 1/8" reproducible drawings) in conformity with the base Building plans and Building systems and with information furnished by and in coordination with Landlord and Engineers. Tenant's Plans shall comply with all applicable building codes, laws and regulations (including without limitation the Americans with Disabilities Act), shall not contain any improvements which interfere with or require any changes to or modifications of the Building's HVAC, mechanical, electrical, plumbing, life safety or other systems or to other Building operations or functions, and, unless Tenant agrees in writing to pay all such excess costs or charges, shall not increase maintenance or utility charges for operating the Building in excess of the standard requirements for normal Class A office buildings in the I-270 Corridor submarket. Notwithstanding anything to the contrary contained in this Work Agreement, Landlord shall have the right to disapprove, in its sole discretion, any portion of the Tenant's Plans that Landlord believes will or may affect the exterior or structure of the Building or will or may affect the mechanical, electrical, plumbing, life safety, HVAC or other base Building systems.

e.             Notwithstanding anything to the contrary contained herein, Tenant shall reimburse Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, for all reasonable third-party costs and expenses incurred by Landlord in connection with Landlord's, or its agents, review of the Tenant's Plans. Landlord shall notify Tenant prior to incurring any such third-party costs.

4.             Base Building Changes. If Tenant requests work to be done in the Premises or for the benefit of the Premises that affects the base Building structure or adversely affects any base Building system, any such work shall be subject to the prior written approval of Landlord, in its sole discretion.

5.            Changes.

a.             In the event that Tenant requests any changes to the Contract Documents or the Final Space Plan after Landlord has approved same, or if it is determined that the Contract Documents prepared in accordance with the Final Space Plan do not conform to the plans for the base Building, deviate from applicable Legal Requirements or contain improvements which will or may interfere with and/or affect the base Building or any of the base Building systems, or in the event of any change orders, Tenant shall be responsible for all costs and expenses and all delay resulting therefrom, including without limitation costs or expenses relating to (i) any additional architectural or engineering services and related design expenses, (ii) any changes to materials in process of fabrication, (iii)   cancellation or modification of supply or fabricating contracts, (iv) removal or alteration of work or plans completed or in process, or (v) delay claims made by any subcontractor.

b.            No changes shall be made to the Contract Documents without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided, however, that Landlord shall have the right to disapprove, in its sole discretion, any such change that Landlord believes will affect the exterior or structure of the Building or will affect the mechanical, electrical, plumbing, life safety, HVAC or other base Building systems. Landlord shall not be responsible for delay in occupancy by Tenant because of any changes to the Final Space Plan or the Contract Documents after approval by Landlord, or because of delay caused by or attributable to any deviation by the Contract Documents from applicable Legal Requirements. As used herein, the term "Legal Requirements" shall mean any laws, ordinances, regulations and orders of the United States of

America, the State of Maryland and any other governmental authority with jurisdiction over the Building or the construction of the Tenant Improvements.

C.	COST OF TENANT IMPROVEMENTS/ALLOWANCES

1.             Construction Costs. All costs of design and construction of the Tenant Improvements, including without limitation the costs of all space planning, architectural and engineering work related thereto, all governmental and quasi-governmental approvals and permits required therefor, any reasonable costs incurred by Landlord because of changes to the base Building or the base Building systems, all construction costs, contractors' overhead and profit, insurance and other requirements, the cost of purchasing and installing Tenant’s Telecom Equipment Cabling in the Premises and all other costs and expenses incurred in connection with the Tenant Improvements (collectively, "Construction Costs"), shall be paid by Tenant, subject, however, to the application of the Improvement Allowance in accordance with Paragraph C.2, below, not previously disbursed pursuant to this Work Agreement (the "Available Allowance").

2            Improvement Allowance.

(i)             Provided Tenant is not in default of the Lease, Landlord agrees to provide to Tenant an allowance (the "Improvement Allowance") in an amount up to One Million Six Hundred Ninety-Seven Thousand Eighty Dollars ($1,697,080.00) (or Seventy Dollars ($70.00) per rentable square foot of the Premises) to be applied solely to the Construction Costs and, to the limited extent provided herein, to Soft Costs (hereinafter defined).

(ii)            Provided no Event of Default by Tenant then exists under the Lease, Construction Costs shall be disbursed by Landlord from the Available Allowance, as and when such costs are actually incurred by Tenant. Tenant shall submit to Landlord, from time to time, but not more often than once per calendar month, requests for direct payments to third parties, of or for reimbursement to Tenant for Construction Costs incurred by Tenant out of the Available Allowance, which requests shall be accompanied by (a) paid receipts or invoices substantiating the costs for which payment is requested; (b) a signed statement from Tenant certifying that the costs were actually incurred for the stated amount; (c) lien waivers from the party supplying the services or materials for which payment is sought; and (d) such other information as Landlord reasonably requires. Provided Tenant delivers to Landlord an approved draw request, prepared as set forth above, Landlord shall pay the costs covered by such payment request within thirty (30) days following receipt thereof (but Landlord shall not be obligated to make more than one (1) such payment in any calendar month).

(iii)           Following the substantial completion of the Tenant Improvements and the payment in full of all Construction Costs, Tenant shall also be entitled to draw upon the Available Allowance (but in no event shall Tenant be entitled to draw upon an amount of the Available Allowance in excess of Three Hundred Thirty-Nine Thousand Four Hundred Sixteen Dollars ($339,416.00) [or twenty percent (20%) of the total Improvement Allowance]) to reimburse Tenant for the actual, documented, third-party costs of (a) purchasing and installing Tenant’s furniture, and Telecom Equipment Cabling in the Premises, (b) physical moving expenses, excluding legal fees, and (c) architectural, engineering, permitting and construction management fees (collectively, “Soft Costs”). Tenant shall submit to Landlord a single request for reimbursement of Soft Costs incurred by Tenant out of the Available Allowance, together with (a) documentation reasonably satisfactory to Landlord evidencing that the Tenant Improvements are substantially complete and that all Construction Costs have been paid, (b) appropriate paid receipts for the total amount of the Soft Costs requested by Tenant, and (c) final unconditional lien waivers, in a form satisfactory to Landlord, from each applicable supplier and/or vendor.

(iv)          Notwithstanding anything to the contrary contained in the Lease or in this Work Agreement, in no event shall Landlord be obligated to pay, in the aggregate, an amount in excess of eighty percent (80%) of the Improvement Allowance until satisfaction of the following conditions: (1) Tenant's occupancy of the Premises for the conduct of its business; (2) receipt by Landlord of appropriate paid receipts or invoices and a final lien waiver from each subcontractor and supplier covering all work performed by the subcontractors and all materials used in connection with the construction of the Tenant Improvements; (3) Tenant's delivery to Landlord of all receipts, invoices or other documentation necessary to substantiate all costs payable by Landlord hereunder; (4) Tenant has obtained a certificate of occupancy for the Premises and had delivered a copy thereof to Landlord; and (5) Tenant has delivered to Landlord final as-built plans (in the CAD format reasonably designated by Landlord), warranties and an HVAC testing and balancing report reviewed and approved by Landlord’s engineer.

(v)           If Tenant does not expend and request the disbursement of all of the Improvement Allowance for Construction Costs and Soft Costs, in accordance with and as permitted hereunder, on or before December 31, 2016, any unused portion of the Improvement Allowance shall be forfeited by Tenant and retained by Landlord; provided, however, that if as of December 31, 2016 (i) the Tenant Improvements have been completed in accordance with the terms of this Work Agreement, (ii) Tenant is not then in default of this Lease and (iii) Tenant has utilized no less than eighty percent (80%) of the Improvement Allowance on Construction Costs in accordance with the terms of this Work Agreement, then, Landlord shall apply such unrequested Improvement Allowance to Annual Base Rent next due and payable by Tenant under the Lease until such amount has been exhausted.

3. Costs Exceeding Available Allowance. All Construction Costs in excess of the Available Allowance shall be paid solely by Tenant on or before the date such costs are due and payable

(or if previously paid by Landlord, and Tenant is required pursuant to the terms of this Lease to reimburse such costs to Landlord, shall be reimbursed to Landlord by Tenant within thirty (30) days after receipt by Tenant of invoices therefor from Landlord), and Tenant agrees to indemnify Landlord from and against any such costs. All amounts payable by Tenant to Landlord pursuant to this Work Agreement shall be deemed to be Additional Rent for purposes of the Lease.

D.	CONSTRUCTION

1.             General Contractor. Tenant shall retain a general contractor licensed in the State of Maryland and approved by Landlord to undertake construction of the Tenant Improvements (the "Contractor"). The Contractor shall be responsible for obtaining, at Tenant's cost, all permits and approvals required for the construction of the Tenant Improvements.

2.             Construction By The Contractor. In undertaking the Tenant Improvements, Tenant and the Contractor shall strictly comply with the following conditions:

a.             No work involving or affecting the Building's structure or the plumbing, mechanical, electrical or life/safety systems of the Building shall be undertaken without (i) the prior written approval of Landlord in its sole discretion, whether pursuant to its approval of Tenant's Plans or otherwise, (ii) the supervision of Landlord's building engineer, the actual cost of which shall be borne by Tenant if more than one (1) hour of such engineer's time is spent in connection with the Tenant Improvements during any single day; (iii) compliance by Tenant with the insurance requirements set forth in Paragraph D.2(c), below; and (iv) compliance by Tenant with all of the terms and provisions of this Work Agreement;

b.             All Tenant Improvement work shall be performed in strict conformity with (i) the final approved Tenant's Plans; (ii) all applicable codes and regulations of governmental authorities having jurisdiction over the Building and the Premises; (iii) valid building permits and other authorizations from appropriate governmental agencies, when required, which shall be obtained by Tenant, at Tenant's expense; and (iv) Landlord's construction policies, rules and regulations attached hereto as Schedule B-3, as the same may be reasonably modified by Landlord from time to time in writing ("Construction Rules"). Any work not acceptable to the appropriate governmental agencies or not reasonably satisfactory to Landlord shall be promptly replaced at Tenant's sole expense. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility therefor; and

c.             Before any work is commenced or any of Tenant's, Contractor's or any subcontractor's equipment is moved onto any part of the Building, Tenant shall deliver to Landlord policies or certificates evidencing the following types of insurance coverage in the following minimum amounts, which policies shall be issued by companies approved by Landlord, shall be maintained by Tenant at all times during the performance of the Tenant Improvements, and which shall name Landlord as additional insured:

(1)           Worker's compensation coverage in the maximum amount required by law and employer's liability insurance in an amount not less than $500,000.00 and

$500,000.00 per disease;

(2)           Comprehensive general liability policy to include products/completed operations, premises/operations, blanket contractual broad form property damage and contractual liability with limits in an amount per occurrence of not less than $1,000,000.00 Combined Single Limit for bodily injury and property damage and $1,000,000.00 for personal injury; and

(3)          Automobile liability coverage, with bodily injury limits of at least $1,000,000.00 per accident.

d.            Tenant shall not be required to use union labor in connection with the construction of the Tenant Improvements and Tenant shall not be required to construct the Tenant Improvements in compliance with LEED standards.

E.	INTENTIONALLY OMITTED.

F.            PERMITS AND LICENSES. Tenant shall be solely responsible for procuring, at its sole cost and expense, all permits and licenses necessary to undertake the Tenant Improvements and, upon completion of the Tenant Improvements, to occupy the Premises. Tenant's inability to obtain, or delay in obtaining, any such license or permit shall not delay or otherwise affect the Possession Date, the Commencement Date or any of Tenant's obligations under this Lease.

G.            INSPECTION. Landlord is authorized, at its sole cost and expense, to make such inspections of the Premises during construction as it deems reasonably necessary or advisable.

H.            INDEMNIFICATION. Tenant shall indemnify Landlord and hold it harmless from and against all claims, injury, damage or loss (including reasonable attorneys' fees) sustained by Landlord as a result of the construction of the Tenant Improvements in the Premises.

Schedule B-1	Requirements for Final Space Plan
Schedule B-2	Requirements for Contract Documents
Schedule B-3	Construction Rules and Regulations

SCHEDULE B-1 REQUIREMENTS FOR FINAL SPACE PLAN

Floor plans, together with related information for mechanical, electrical and plumbing design work, showing partition arrangement and reflected ceiling plans (three (3) sets), including without limitation the following information:

a.	identify the location of conference rooms;

b.	Intentionally Omitted;

c.	identify the location of any food service areas or vending equipment rooms;

d.	identify areas, if any, requiring twenty-four (24) hour air conditioning;

e.	indicate those partitions that are to extend from floor to underside of structural slab above or require special acoustical treatment;

f.	identify the location of rooms for, and layout of, telephone equipment other than building core telephone closet;

g.	identify the locations and types of plumbing required for toilets (other than core facilities), sinks, drinking fountains, etc.;

h.	indicate light switches in offices, conference rooms and all other rooms in the Premises;

i.	indicate the layouts for specially installed equipment, including computer and duplicating equipment, the size and capacity of mechanical and electrical services required and heat rejection of the equipment;

j.	indicate the dimensioned location of: (A) electrical receptacles (one hundred twenty (120) volts), including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (B) electrical receptacles for use in the operation of Tenant's business equipment which requires two hundred eight (208) volts or separate electrical circuits, (C) electronic calculating and CRT systems, etc., and (D) special audio-visual requirements;

k.	indicate proposed layout of sprinkler and other life safety and fire protection equipment, including any special equipment and raised flooring;

l.	indicate the swing of each door;

m.	indicate a schedule for doors and frames, complete with hardware, if applicable; and

n.	indicate any special file systems to be installed.

SCHEDULE B-2 REQUIREMENTS FOR CONTRACT DOCUMENTS

Final architectural detail and working drawings, finish schedules and related plans (three (3) reproducible sets) including without limitation the following information and/or meeting the following conditions:

a.	materials, colors and designs of wallcoverings, floor coverings and window coverings and finishes;

b.	paintings and decorative treatment required to complete all construction;

c.	complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the Tenant Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or non-standard facilities to the Building's base mechanical systems; and

d.	all final drawings and blueprints must be drawn to a scale of one-eighth (l/8) inch to one (l) foot. Any architect or designer acting for or on behalf of Tenant shall be deemed to be Tenant's agent and authorized to bind Tenant in all respects with respect to the design and construction of the Premises.

SCHEDULE B-3 CONSTRUCTION RULES AND REGULATIONS

1.	Tenant and/or the general contractor will supply Landlord with a copy of all permits (if applicable) prior to the start of any work.

2.	Tenant and/or the general contractor will post the building permit (if applicable) on a wall of the construction site while work is being performed.

3.	Public area corridor, and carpet, is to be protected by plastic runners or a series of walk-off mats from the elevator to the suite under reconstruction.

4.	Walk-off mats are to be provided at entrance doors.

5.	Contractors will remove their trash and debris daily, or as often as necessary to maintain cleanliness in the Building. Building trash containers are not to be used for construction debris. Landlord reserves the right to bill Tenant for any cost incurred to clean up debris left by the general contractor or any subcontractor. Further, the Building staff is instructed to hold the driver's license of any employee of the contractor while using the freight elevator to ensure that all debris is removed from the elevator.

6.	No utilities (electricity, water, gas, plumbing) or services to the tenants are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of Landlord.

7.	No electrical services are to be put on the emergency circuit, without specific written approval from Landlord.

8.	When utility meters are installed, the general contractor must provide the property manager with a copy of the operating instructions for that particular meter.

9.	Landlord will be notified of all work schedules of all workmen on the job and will be notified, in writing, of names of those who may be working in the building after "normal" business hours.

10.	Passenger elevators shall not be used for moving building materials and shall not be used for construction personnel except in the event of an emergency. The designated freight elevator is the only elevator to be used for moving materials and construction personnel. This elevator may be used only when it is completely protected as determined by Landlord's Building engineer.

11.	Contractors or personnel will use loading dock area for all deliveries and will not use loading dock for vehicle parking.

12.	Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. to trash room and will not use any building trash receptacles but trash receptacles supplied by them.

13.	No building materials are to enter the Building by way of main lobby, and no materials are to be stored in any lobbies at any time.

14.	Construction personnel are not to eat in the lobby or in front of Building nor are they to congregate in the lobby or in front of Building.

15.	Landlord is to be contacted by Tenant when work is completed for inspection. All damage to the Building will be determined at that time.

16.	All key access, fire alarm work, or interruption of security hours must be arranged with Landlord's Building engineer.

17.	There will be no radios allowed on job site.

18.	All workers are required to wear a shirt, shoes, and full length trousers.

19.	Protection of hallway carpets, wall coverings, and elevators from damage with masonite board, carpet, cardboard, or pads is required.

20.	Public spaces -- corridors, elevators, bathrooms, lobby, etc. -- must be cleaned immediately after use. Construction debris or materials found in public areas will be removed at Tenant's cost.

21.	There will be no smoking, eating, or open food containers in the elevators, carpeted areas or public lobbies.

22.	There will be no yelling or boisterous activities.

23.	All construction materials or debris must be stored within the project confines or in an approved lock-up.

24.	There will be no alcohol or controlled substances allowed or tolerated.

25.	The general contractor and Tenant shall be responsible for all loss of their materials and tools and shall hold Landlord harmless for such loss and from any damages or claims resulting from the work.

EXHIBIT C JANITORIAL SPECIFICATIONS

C. All elevator tracks shall be vacuumed as need.
D. Elevator button panels and elevator doors shall be cleaned nightly.
E. Carpets shall be spot cleaned as necessary.
F. Ceilings, overhead plexiglass, and/or special light fixtures shall be cleaned as necessary, through arrangement with building management represen1ative.

VII. Light Fixtures, Quarterly

The exterior of all light fixtures shall be rusted.

GENERAL

Personnel:
Employees of Contractor who are assigned permanently to the facility shall be Interviewed carefully, screened, and bonded. They shall be neat and clean in appearance and properly identified.

Employees of Contractor shall not eat, drink, or smoke during their shift. Employees shall not disturb papers on desks, open drawers or cabinets, use tenant's telephones, office equipment, televisions, or radios.

All employees or Contractor shall abide by all building regulations and safely rules, which may be promulgated from time to time, as they pertain to our operation.

Supervision:
Competent supervisory personnel shall be employed by the Contractor, and shall, at a minimum, have completed our 1O week Supervisory Training Course.

Supervisory personnel Shall arrive and depart approximately one half hour before and after the cleaning crew.

The Supervisor shall report to the building management any conditions such as leaky faucets, spotted toilets and drains, broken fixtures, ete/. The Supervisor shall also report any unusual happenings in the building.

OTHER:

Contractor shall furnish the necessary, appropriate, tested and approved, Implements, machinery, and cleaning supplies for the satisfactory performance of our services.

Sufficient space in the premises shall be assigned to Contractor for storage of cleaning materials, implements, and machinery. Adequate utilities shall be provided to Contractor, without charge, for the performance of assed duties.

A communications log book shall be kept in a designated place on the premises, In which a record shall be made promptly of any occurrences requiring building management or contractor's attention

Contractor shall furnish Workers' Compensation and Public Liability insurance; certification of which is available on request. Contractor shall be responsible for loss or damage caused by its employees and for the conduct of its employees. Contractor shall make reasonable and prompt restitution for any damage for which it Is proven liable, subject to approval by building management.

All office cleaning, where applicable, shall be performed behind locked doors. On the completion of the assigned duties, the Contractor shall ensure that all slop sinks and equipment storage areas are left in a neat and orderly condition all lights are extinguished and all doors are locked.

Building management may require, in writing, the dismissal of any employee who is Incompetent, careless, insubordinate, or otherwise objectionable, or whose continued employment is contrary to a consistent positive relationship with tenants or building management.

Regular, periodic inspections of the facility shall be performed by our management staff, accompanied by a management representative, in addition to the regular nightly inspections performed by the Supervisory staff.

SCHEDULE OF CLEANING

Nightly cleaning services shall normally be rendered five nights per week, Mondays through Fridays, with the exception of legal holidays.

DAY PERSONNEL (IF REQUIRED)

Contractor shall provide uniformed day personnel whose duties shall be coordinated by building management. Day staff shall work eight hours per day, five days per week, Mondays through Fridays, with the exception of holidays, to perform the following:

Entrance Lobby
Police and maintain the lobbies to ensure they are maintained in a neat and clean condition. Lobby glass shall be washed and cleaned as necessary. Particular attention shall be give to floors and glass doors during inclement weather.

Lavatories
Day personnel shall make periodic checks of restrooms to ensure they are maintained In a neat and clean condition. Restroom supplies shall be stocked as necessary. Fixtures shall be cleaned, waste cans emptied, etc., as necessary.

Building Exterior
Entrance of building shall be swept clean of litter and hosed down when possible. Police and maintain Loading and driveway areas to ensure a neat and clean appearance. Cigarette ums and ash receivers shall be cleaned and sanitized as necessary, and where required, the sand level shall be maintained.

Interior Public Areas
nterior public areas shall be policed and floors mopped as necessary.

Miscellaneous
Perform other duties within the scope of job assignment, as assigned by building management and Contractor.

EXHIBIT D RULES & REGULATIONS

1.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances (including, without limitation, coffee grounds) shall be thrown therein. All damages resulting from misuse of the fixtures shall be borne by Tenant if Tenant or its servants, employees, agents, visitors or licensees shall have caused the same.

2.	No cooking (except for hot-plate and microwave cooking by Tenants' employees for their own consumption, the location and equipment of which is first approved by Landlord), sleeping or lodging shall be permitted by any tenant on the Premises. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

3.	No inflammable, combustible, or explosive fluid, material, chemical or substance shall be brought or kept upon, in or about the Premises. Fire protection devices, in and about the Building, shall not be obstructed or encumbered in any way.

4.	Canvassing, soliciting and peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.

5.	There shall not be used in any space, or in the public halls of the Building, either by any tenant or by its agents, contractors, jobbers or others, in the delivery or receipt of merchandise, freight, or other matters, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards, and such other safeguards as Landlord may require, and Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries to Tenant in the Building. Deliveries of mail, freight or bulky packages shall be made through the freight entrance or through doors specified by Landlord for such purpose.

6.	Mats, trash or other objects shall not be placed in the public corridors. The sidewalks, entries, passages, elevators, public corridors and staircases and other parts of the Building which are not occupied by Tenant shall not be obstructed or used for any other purpose than ingress or egress.

7.	Tenant shall not install or permit the installation of any awnings, shades, draperies and/or other similar window coverings, treatments or like items visible from the exterior of the Premises other than those approved by the Landlord in writing.

8.	Tenant shall not construct, maintain, use or operate within said Premises or elsewhere in the Building or on the outside of the Building, any equipment or machinery which produces music, sound or noise which is audible beyond the Premises.

9.	Bicycles, motor scooters or any other type of vehicle shall not be brought into the lobby or elevators of the Building or into the Premises except for those vehicles which are used by a physically disabled person in the Premises.

10.	All blinds for exterior windows shall be building standard (supplied by Landlord) and shall be maintained by Tenant.

11.	No additional locks shall be placed upon doors to or within the Premises except as shall be necessary adequately to safeguard United States Government security classified documents stored with the Premises. The doors leading to the corridors or main hall shall be kept closed during business hours, except as the same may be used for ingress or egress.

12.	Tenant shall maintain and clean all areas or rooms within the Premises in which security classified work is being conducted or in which such work is stored; Landlord shall not provide standard janitorial service to such areas, the provisions of Section 9 of this Lease notwithstanding.

13.	Subject to the terms of the Lease, Landlord reserves the right to shut down the air conditioning, electrical systems, heating, plumbing and/or elevators when necessary by reason of accident or emergency, or for repair, alterations, replacements or improvement.

14.	No carpet, rug or other article shall be hung or shaken out of any window of the Building; and Tenant shall not sweep or throw or permit to be swept or thrown from the Premises any dirt or other substances into any of the corridors or halls, elevator, or out of the doors or windows or stairways of the Building. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be kept in or about the Building. Smoking or carrying lighted cigars or cigarettes in the elevators of the Building is prohibited.

15.	Landlord reserves the right to exclude from the Building on weekdays between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on weekends and legal holidays, all persons who do not present a pass to the Building signed by Landlord; provided, however, that reasonable access for Tenant's employees and customers shall be accorded. Landlord will furnish passes to persons for whom Tenant requires same in writing. Tenant shall be responsible for all persons for whom it requests such passes and shall be liable to Landlord for all acts of such persons.

16.	Tenant agrees to keep all windows closed at all times and to abide by all rules and regulations issued by Landlord with respect to the Building's air conditioning and ventilation systems.

17.	Tenant will replace all broken or cracked plate glass windows and doors at its own expense, with glass of like kind and quality, provided that such windows and doors are not broken or cracked by Landlord, its employees, agents or contractors.

18.	In the event it becomes necessary for the Landlord to gain access to the underfloor electric and telephone distribution system for purposes of adding or removing wiring, then upon request by Landlord, Tenant agrees to temporarily remove the carpet over the access covers to the underfloor ducts for such period of time until work to be performed has been completed. The cost of such work shall be borne by Landlord except to the extent such work was requested by or is intended to benefit Tenant or the Premises, in which case the cost shall be borne by Tenant.

19.	Violation of these rules, or any amendments thereof or additions thereto, may be considered a default of Tenant's lease and shall be sufficient cause for termination of this Lease at the option of Landlord.

EXHIBIT E

LOCATION OF EXTERIOR BUILDING SIGN

EXHIBIT F

BASE BUILDING SHELL DEFINITION

EXHIBIT G (All of Exhibit G should be redacted)

SUMMARY OF LEASING COSTS / CALCULATION OF TERMINATION PAYMENT

Loan Type	30/360			
TI Amount	$1,697,080		LCD:	12/01/15
LC Amount	$516,906		LXD:	06/30/27
Abatement	$1,181,531		Cancellation Date:	01/01/24
Legal Fees	$24,500		**Unamort Leasing Costs:**	**$1,292,552**
Total Leasing Costs	3,420,018		2 months rent:	$150,151
			TOTAL FEE DUE:	**$1,442,703.22**

		Int Only= "1" Amort = blank Enter	AMORT PERIOD	PYMT/ MONTH	PYMT/ YEAR
INT. RATE	6.00%		11.58	34,196	410,352

		ANALYSIS MO	PAYMENT	INT	PRIN	BALANCE	FEE DUE	
						3,420,018		
12/1/2015	1/1/2016	1	34,196	17,100	17,096	3,402,922		
1/1/2016	2/1/2016	2	34,196	17,015	17,181	3,385,740		
2/1/2016	3/1/2016	3	34,196	16,929	17,267	3,368,473		
3/1/2016	4/1/2016	4	34,196	16,842	17,354	3,351,119		
4/1/2016	5/1/2016	5	34,196	16,756	17,440	3,333,679		
5/1/2016	6/1/2016	6	34,196	16,668	17,528	3,316,151		
6/1/2016	7/1/2016	7	34,196	16,581	17,615	3,298,536		
7/1/2016	8/1/2016	8	34,196	16,493	17,703	3,280,833		
8/1/2016	9/1/2016	9	34,196	16,404	17,792	3,263,041		
9/1/2016	10/1/2016	10	34,196	16,315	17,881	3,245,160		
10/1/2016	11/1/2016	11	34,196	16,226	17,970	3,227,190		
11/1/2016	12/1/2016	12	34,196	16,136	18,060	3,209,130		END OF YEAR 1
12/1/2016	1/1/2017	13	34,196	16,046	18,150	3,190,979		
1/1/2017	2/1/2017	14	34,196	15,955	18,241	3,172,738		
2/1/2017	3/1/2017	15	34,196	15,864	18,332	3,154,406		
3/1/2017	4/1/2017	16	34,196	15,772	18,424	3,135,982		
4/1/2017	5/1/2017	17	34,196	15,680	18,516	3,117,466		
5/1/2017	6/1/2017	18	34,196	15,587	18,609	3,098,857		
6/1/2017	7/1/2017	19	34,196	15,494	18,702	3,080,155		
7/1/2017	8/1/2017	20	34,196	15,401	18,795	3,061,360		
8/1/2017	9/1/2017	21	34,196	15,307	18,889	3,042,471		
9/1/2017	10/1/2017	22	34,196	15,212	18,984	3,023,487		
10/1/2017	11/1/2017	23	34,196	15,117	19,079	3,004,408		
11/1/2017	12/1/2017	24	34,196	15,022	19,174	2,985,234		END OF YEAR 2
12/1/2017	1/1/2018	25	34,196	14,926	19,270	2,965,964		
1/1/2018	2/1/2018	26	34,196	14,830	19,366	2,946,598		
2/1/2018	3/1/2018	27	34,196	14,733	19,463	2,927,135		
3/1/2018	4/1/2018	28	34,196	14,636	19,560	2,907,575		
4/1/2018	5/1/2018	29	34,196	14,538	19,658	2,887,917		
5/1/2018	6/1/2018	30	34,196	14,440	19,756	2,868,160		
6/1/2018	7/1/2018	31	34,196	14,341	19,855	2,848,305		
7/1/2018	8/1/2018	32	34,196	14,242	19,955	2,828,350		
8/1/2018	9/1/2018	33	34,196	14,142	20,054	2,808,296		
9/1/2018	10/1/2018	34	34,196	14,041	20,155	2,788,142		
10/1/2018	11/1/2018	35	34,196	13,941	20,255	2,767,886		
11/1/2018	12/1/2018	36	34,196	13,839	20,357	2,747,530		END OF YEAR 3
12/1/2018	1/1/2019	37	34,196	13,738	20,458	2,727,071		
1/1/2019	2/1/2019	38	34,196	13,635	20,561	2,706,511		
2/1/2019	3/1/2019	39	34,196	13,533	20,663	2,685,847		
3/1/2019	4/1/2019	40	34,196	13,429	20,767	2,665,080		
4/1/2019	5/1/2019	41	34,196	13,325	20,871	2,644,210		
5/1/2019	6/1/2019	42	34,196	13,221	20,975	2,623,235		
6/1/2019	7/1/2019	43	34,196	13,116	21,080	2,602,155		
7/1/2019	8/1/2019	44	34,196	13,011	21,185	2,580,970		
8/1/2019	9/1/2019	45	34,196	12,905	21,291	2,559,678		
9/1/2019	10/1/2019	46	34,196	12,798	21,398	2,538,281		
10/1/2019	11/1/2019	47	34,196	12,691	21,505	2,516,776		
11/1/2019	12/1/2019	48	34,196	12,584	21,612	2,495,164		END OF YEAR 4
12/1/2019	1/1/2020	49	34,196	12,476	21,720	2,473,444		
1/1/2020	2/1/2020	50	34,196	12,367	21,829	2,451,615		
2/1/2020	3/1/2020	51	34,196	12,258	21,938	2,429,677		
3/1/2020	4/1/2020	52	34,196	12,148	22,048	2,407,629		
4/1/2020	5/1/2020	53	34,196	12,038	22,158	2,385,471		
5/1/2020	6/1/2020	54	34,196	11,927	22,269	2,363,203		
6/1/2020	7/1/2020	55	34,196	11,816	22,380	2,340,823		
7/1/2020	8/1/2020	56	34,196	11,704	22,492	2,318,331		
8/1/2020	9/1/2020	57	34,196	11,592	22,604	2,295,726		
9/1/2020	10/1/2020	58	34,196	11,479	22,717	2,273,009		
10/1/2020	11/1/2020	59	34,196	11,365	22,831	2,250,178		
11/1/2020	12/1/2020	60	34,196	11,251	22,945	2,227,233		END OF YEAR 5